Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

DURATEK, INC.,

VARIOUS LENDERS

and

CREDIT LYONNAIS NEW YORK BRANCH,
as ADMINISTRATIVE AGENT,
BOOK MANAGER and LEAD ARRANGER

Dated as of December 16, 2003

TABLE OF CONTENTS

SECTION 1. Amount and Terms of Credit

1.01. The Commitments
1.02. Minimum Amount of Each Borrowing
1.03. Notice of Borrowing
1.04. Disbursement of Funds
1.05. Notes
1.06. Conversions
1.07. Pro Rata Borrowings
1.08. Interest
1.09. Interest Periods
1.10. Increased Costs, Illegality, etc.
1.11. Compensation
1.12. Change of Lending Office
1.13. Replacement of Lenders
1.14. Limitation on Additional Amounts

SECTION 2. Letters of Credit

2.01. Letters of Credit
2.02. Maximum Letter of Credit Outstandings; Final Maturities
2.03. Letter of Credit Requests; Minimum Stated Amount
2.04. Letter of Credit Participations
2.05. Agreement to Repay Letter of Credit Drawings
2.06. Increased Costs

SECTION 3. Commitment Commission; Fees; Reductions of Commitment

3.01. Fees
3.02. Voluntary Termination of Unutilized Revolving Loan Commitments
3.03. Mandatory Reduction of Commitments

SECTION 4. Prepayments; Payments; Taxes

4.01. Voluntary Prepayments
4.02. Mandatory Repayments
4.03. Method and Place of Payment
4.04. Net Payments

SECTION 5. Conditions Precedent to Credit Events on the Initial Borrowing Date

5.01. Effective Date; Notes
5.02. Officer’s Certificate
5.03. Opinions of Counsel
5.04. Corporate Documents; Proceedings; etc.

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5.05. Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements; Affiliate Contracts; Material Contracts

5.06. Existing Preferred Stock Redemption
5.07. Refinancing
5.08. Adverse Change, Approvals
5.09. Litigation
5.10. Subsidiaries Guaranty
5.11. Pledge Agreement
5.12. Security Agreement
5.13. Intercompany Subordination Agreement
5.14. Minimum Ratings Condition
5.15. Business Plan; Financial Statements; Pro Forma Balance Sheet; Projections
5.16. Solvency Certificate; Insurance Certificates
5.17. Fees, etc.

SECTION 6.

SECTION 6A. Conditions Precedent to All Credit Events

6A.01 No Default; Representations and Warranties
6A.02 Notice of Borrowing; Letter of Credit Request
6A.03 Regulation U

SECTION 6B. Special Condition Precedent to Incurrence of Revolving Loans and Swingline Loans

6B.01 Limitation on Cash on Hand

SECTION 7. Representations, Warranties and Agreements

7.01. Organizational Status
7.02. Power and Authority
7.03. No Violation
7.04. Approvals
7.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections
7.06. Litigation
7.07. True and Complete Disclosure
7.08. Use of Proceeds; Margin Regulations
7.09. Tax Returns and Payments
7.10. Compliance with ERISA
7.11. The Security Documents
7.12. Properties
7.13. Capitalization
7.14. Subsidiaries
7.15. Compliance with Statutes, etc.
7.16. Investment Company Act

7.17. Public Utility Holdings Company Act
7.18. Environmental Matters
7.19. Labor Relations
7.20. Intellectual Property, etc.
7.21. Indebtedness
7.22. Insurance
7.23. Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.
7.24. Subordination

SECTION 8. Affirmative Covenants

8.01. Information Covenants
8.02. Books, Records and Inspections; Annual Meetings
8.03. Maintenance of Property; Insurance
8.04. Existence; Franchises
8.05. Compliance with Statutes, etc.
8.06. Compliance with Environmental Laws
8.07. ERISA
8.08. End of Fiscal Years; Fiscal Quarters
8.09. Performance of Obligations
8.10. Payment of Taxes
8.11. Use of Proceeds
8.12. Additional Security; Further Assurances; etc.
8.13. Foreign Subsidiaries Security
8.14. Ownership of Subsidiaries; etc.
8.15. Interest Rate Protection
8.16. Corporate Separateness
8.17. Permitted Acquisitions
8.18. Margin Regulations

SECTION 9. Negative Covenants

9.01. Liens
9.02. Consolidation, Merger, Purchase or Sale of Assets, etc.
9.03. Dividends; etc.
9.04. Indebtedness
9.05. Advances, Investments and Loans
9.06. Transactions with Affiliates
9.07. Capital Expenditures
9.08. Consolidated Interest Coverage Ratio
9.09. Minimum Consolidated EBITDA
9.10. Net Leverage Ratio
9.11. Consolidated Fixed Charge Coverage Ratio

9.12. Limitations on Payments of Additional Permitted Subordinated Debt; Modifications of Additional Permitted Subordinated Debt Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.

9.13. Limitation on Certain Restrictions on Subsidiaries
9.14. Limitation on Issuance of Capital Stock
9.15. Business, etc.
9.16. Limitation on Creation of Subsidiaries
9.17. Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.

SECTION 10. Events of Default

10.01. Payments
10.02. Representations, etc.
10.03. Covenants
10.04. Default Under Other Agreements
10.05. Bankruptcy, etc.
10.06. ERISA
10.07. Security Documents
10.08. Subsidiaries Guaranty
10.09. Intercompany Subordination Agreement
10.10. Judgments
10.11. Change of Control
10.12. Material Contracts

SECTION 11. Definitions and Accounting Terms

11.01. Defined Terms

SECTION 12. The Administrative Agent

12.01. Appointment
12.02. Nature of Duties
12.03. Lack of Reliance on the Administrative Agent
12.04. Certain Rights of the Administrative Agent
12.05. Reliance
12.06. Indemnification
12.07. The Administrative Agent in its Individual Capacity
12.08. Holders
12.09. Resignation by the Administrative Agent
12.10. Collateral Matters
12.11. Delivery of Information

SECTION 13. Miscellaneous

13.01. Payment of Expenses, etc.
13.02. Right of Setoff
13.03. Notices
13.04. Benefit of Agreement; Assignments; Participations
13.05. No Waiver; Remedies Cumulative
13.06. Payments Pro Rata
13.07. Calculations; Computations

13.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL
13.09. Counterparts
13.10. Effectiveness
13.11. Headings Descriptive
13.12. Amendment or Waiver; etc.
13.13. Survival
13.14. Domicile of Loans
13.15. Register
13.16. Confidentiality

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Plans
SCHEDULE IV	Real Property
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.
SCHEDULE IX	Existing Liens
SCHEDULE X	Existing Investments
EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B-1	Term Note
EXHIBIT B-2	Revolving Note
EXHIBIT B-3	Swingline Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 4.04(b)(ii) Certificate
EXHIBIT E-1	Opinion of Hogan & Hartson L.L.P.
EXHIBIT E-2	Opinion of Wyatt, Tarrant & Combs LLP
EXHIBIT F	Officers’ Certificate
EXHIBIT G	Subsidiaries Guaranty
EXHIBIT H	Pledge Agreement
EXHIBIT I	Security Agreement
EXHIBIT J	Intercompany Subordination Agreement
EXHIBIT K	Solvency Certificate
EXHIBIT L	Compliance Certificate
EXHIBIT M	Joinder Agreement
EXHIBIT N	Assignment and Assumption Agreement
EXHIBIT O	Intercompany Note

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CREDIT AGREEMENT, dated as of December 16, 2003, among DURATEK, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, and CREDIT LYONNAIS NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”).  All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.  Amount and Terms of Credit.

1.01.  The Commitments.  (a)  Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), (x) prior to the third Business Day after the Initial Borrowing Date, Term Loans may only be incurred and maintained as Base Rate Loans and (y) thereafter and prior to the 90th day following the Initial Borrowing Date, Term Loans may only be incurred and maintained as, and/or converted into, LIBOR Loans so long as all such outstanding LIBOR Loans, together with all other outstanding Term Loans that are maintained as LIBOR Loans, are subject to an Interest Period of one month which begins and ends on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Initial Borrowing Date.  Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b)           Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless either the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), (x) prior to the third Business Day after the Initial Borrowing Date, Revolving Loans may only be incurred and maintained as Base Rate Loans and (y) thereafter and prior to the 90th day following the Initial Borrowing Date, Revolving Loans may only be incurred and maintained as, and/or converted into, LIBOR Loans so long as all such outstanding LIBOR Loans, together with all other outstanding Revolving Loans that are maintained as LIBOR Loans, are subject to an Interest Period of one month which begins and ends on the same day, (iii)may be repaid and reborrowed in accordance with the provisions hereof, and (iv)shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c)           Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in  Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.  Notwithstanding anything to the contrary contained in this Section 1.01(c), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(d)           On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans.  Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i)the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Sections 6A and 6B are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv)the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x)all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

1.02.  Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of LIBOR Loans in the aggregate for all Tranches of Loans.

1.03.  Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) LIBOR Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day.  Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           (i)  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)           Mandatory Borrowings shall be made upon the notice specified in Section 1.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(d).

(c)           Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the  Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

1.04.  Disbursement of Funds.  No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the

Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii)if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05.  Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of  Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)           The Term Note issued to each Lender that has a Term Loan Commitment or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loans made by such Lender on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be in a stated principal amount equal to the outstanding Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Term Loans evidenced thereby, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and LIBOR Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in

Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and LIBOR Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)           The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(f)            Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06.  Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 1.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 1.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into LIBOR Loans shall be subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(iii) and 1.01(b)(ii), and (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of  LIBOR Loans than is permitted under Section 1.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three Business Days’ prior notice (each a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.  Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

1.07.  Pro Rata Borrowings.  All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.08.  Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a  LIBOR Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate each as in effect from time to time.

(b)           The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the

Applicable Margin as in effect from time to time during such Interest Period plus the LIBOR Rate for such Interest Period.

(c)           Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained at Base Rate Loans from time to time.  Interest that accrues under this Section 1.08(c) shall be payable on demand.

(d)           Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the LIBOR Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09.  Interest Periods.  At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(iii) and 1.01(b)(ii)), be a one, two, three or six month period, provided that (in each case):

(i)            all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)          if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)          if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)           unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(vi)          no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the applicable Maturity Date for such Tranche of Loans; and

(vii)         no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.02(b) if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.

If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10.  Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A)a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, but subject to Section 1.14, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any LIBOR Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c)           If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, but subject to Section 1.14, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

1.11.  Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).

1.12.  Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section1.10(a)(ii) or (iii), Section1.10(c), Section2.06 or Section4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections1.10, 2.06 and 4.04.

1.13.  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, at the option of the Borrower, to replace only the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of less than all the Tranches of Commitments and outstanding Loans of the respective Replaced Lender, all of the Commitments and all then outstanding Loans relating to the Tranche or Tranches with respect to which such Lender is being replaced) of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (II) in the case of the replacement of the Revolving Loan Commitment of such Replaced Lender an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche or Tranches, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 3.01, (y) in the case of the replacement of any Revolving Loan Commitment, the respective Issuing Lender an amount equal to such Replaced Lender’s RL Percentage (in each case for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Lender) of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender and (z) in the case of the replacement of any Revolving Loan Commitment, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing (determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Lender) to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender and (y) in the case of the replacement of any Revolving Loan Commitment pursuant to this Section 1.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

1.14.  Limitation on Additional Amounts.  Notwithstanding anything to the contrary contained in Section 1.10 or 2.06, unless a Lender gives notice to the Borrower that the Borrower is obligated to pay any amount under Section 1.10 or 2.06 within 180 days after the later of (x) the date such Lender incurs the respective increased costs, reduction in the amounts received or receivable hereunder or reduction in return of capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, reduction in the amounts received or receivable hereunder or reduction in return of capital,  such Lender shall only be entitled to be compensated for any such amount by the Borrower pursuant to Section 1.10 or 2.06 to the extent that any such amounts are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Section 1.10 or 2.06; provided, however, that if the circumstances giving rise to such claims have a retroactive effect, such 180-day period shall be extended to include the period of such retroactive effect.  This Section 1.14 shall have no applicability to any Section of this Agreement other than Sections 1.10 and 2.06.

SECTION 2.  Letters of Credit.

2.01.  Letters of Credit.  (a)  Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b)           Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an

Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)           such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).

2.02.  Maximum Letter of Credit Outstandings; Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $15,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) five Business Days prior to the Revolving Loan Maturity Date.

2.03.  Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”).

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02.  Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate

Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c)           The initial Stated Amount of each Letter of Credit shall not be less than $10,000 or such lesser amount as is acceptable to the respective Issuing Lender.

2.04.  Letter of Credit Participations.  (a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)           In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each

Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)           Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c)above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)           Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)            The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

2.05.  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), on the same Business Day on which the Borrower receives notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)           The obligations of the Borrower under this Section 2.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the

Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.06.  Increased Costs.  If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i)impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant, subject to Section 1.14, such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 3.  Commitment Commission; Fees; Reductions of Commitment.

3.01.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage on the daily average Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)           The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)           The Borrower agrees to pay to each Issuing Lender, for its own account, a fronting fee in respect of each Letter of Credit issued by it (the “Fronting Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit.  Accrued Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)           The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the customary administrative, issuance, amendment, payment and/or negotiation charges and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)           The Borrower agrees to pay to the Administrative Agent for the pro rata distribution to each Lender with outstanding Term Loans (based on the outstanding principal amount of each such Lender’s outstanding Term Loans at such time), concurrently with any prepayment or repayment, in each case in full, of all outstanding Term Loans on or prior to December 16, 2004, a fee in an aggregate amount equal to 1.0% of the aggregate principal amount of Term Loans so prepaid or so repaid in full.

(f)            The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

3.02.  Voluntary Termination of Unutilized Revolving Loan Commitments.  (a)  Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 3.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Sections 4.01(b) and/or 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (other than amounts owing in respect of outstanding Term Loans maintained by such Lender, if such Term Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such repaid Lender.

3.03.  Mandatory Reduction of Commitments.  (a)  The Total Commitment (and the Commitments of each Lender) shall terminate in its entirety on December 19, 2003, unless the Initial Borrowing Date has occurred on or prior to such date.

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Term Loans on such date).

(c)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

SECTION 4.  Prepayments; Payments; Taxes.

4.01.  Voluntary Prepayments.  (a)  The Borrower shall have the right to prepay the Loans, without premium or penalty (except as otherwise provided in Section 3.01(e)), in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR

Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent), (y) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; and (iv) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

(b)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section13.12(b) so long as (I) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (II) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained.  Each prepayment of any Term Loans pursuant to this Section 4.01(b) shall be applied to reduce the then remaining Scheduled Repayments of the Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

4.02.  Mandatory Repayments.  (a)  On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline

Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b)           In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled Repayment Date”), the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(j), a “Scheduled Repayment”):

Scheduled Repayment Date	Amount

June 30, 2004	$383,333

September 30, 2004	$383,333

December 31, 2004	$383,333

March 31, 2005	$287,500

June 30, 2005	$287,500

September 30, 2005	$287,500

December 31, 2005	$287,500

March 31, 2006	$287,500

June 30, 2006	$287,500

September 30, 2006	$287,500

December 31, 2006	$287,500

March 31, 2007	$287,500

June 30, 2007	$287,500

September 30, 2007	$287,500

December 31, 2007	$287,500

March 31, 2008	$287,500

June 30, 2008	$287,500

September 30, 2008	$287,500

December 31, 2008	$287,500

March 31, 2009	$27,312,500

June 30, 2009	$27,312,500

September 30, 2009	$27,312,500

Term Loan Maturity Date	$27,312,501

(c)           In addition to any other mandatory repayments pursuant to this Section 4.02, except as otherwise provided below in this Section 4.02(c), on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its equity (other than any capital contributions made to any Subsidiary of the Borrower to the extent made by the Borrower or another Subsidiary of the Borrower), an amount equal to 50% of the Net Equity Proceeds of such capital contribution or sale or issuance of equity shall be applied on such date as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(j) and (k); provided, however, an amount equal to 50% of all Net Equity Proceeds received by the Borrower from the sale of its equity (including from the sale, issuance or exercise of options, warrants or rights to purchase any equity) to officers, employees or directors of the Borrower or any of its Subsidiaries (including, without limitation, pursuant to an equity incentive plan of the Borrower or any of its Subsidiaries) shall not be required to be so applied on the date of receipt thereof (unless such date is a Scheduled Repayment Date), but instead shall be applied on the Scheduled Repayment Date immediately following the date of such receipt.

(d)           In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as in effect on the Effective Date), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(j) and (k); provided, however, that notwithstanding the foregoing, the Net Debt Proceeds from the issuance or incurrence of Additional Permitted Subordinated Debt that are not used within the 90-day period specified (and for the purposes described) in Section 9.04(vi) (or such earlier date, if any, on which the Borrower elects not to use such Net Debt Proceeds for such purposes) shall be applied on the last day of such period (or such earlier date, as the case may be) as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(j) and (k).

(e)           In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(j) and (k); provided, however, (A) that an amount equal such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists or would result from such Asset Sale and such Net Sale Proceeds shall be used to purchase replacement assets and/or make other Capital Expenditures in each case within 180 days following the date of such Asset Sale, and (B) that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(e) are not so reinvested within such 180-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), an amount equal to such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(e) without regard to this proviso.

(f)            In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the Applicable Excess Cash Prepayment Percentage of the Excess Cash Flow for the relevant Excess Cash Payment Period shall be applied as a mandatory repayment of the principal of outstanding Loans in accordance with the requirements of Sections 4.02(j) and (k).

(g)           In addition to any other mandatory repayments pursuant to this Section 4.02, within 10 Business Days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $50,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied within such 10 Business Day period as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(j) and (k); provided, however, (x) so long as no Default or Event of Default then exists and such Net Insurance Proceeds do not exceed $10,000,000, such Net Insurance Proceeds shall not be required to be so applied within such 10 Business Day period to the extent that the Borrower has delivered a certificate to the Administrative Agent within such 10 Business Day period stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within 360 days following the date of the receipt of such Net Insurance Proceeds (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), and (y) so long as no Default or Event of Default then exists and if (i) the amount of such Net Insurance Proceeds are greater than $10,000,000, but do not exceed $35,000,000, (ii) the amount of such Net Insurance Proceeds, together with other cash available to the Borrower and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period pursuant to Section 9.07 (including through the incurrence of Revolving Loans and Swingline Loans), equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Insurance Proceeds were paid as determined by the Borrower and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Administrative Agent may reasonably request, (iii) the Borrower has delivered to the Administrative Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 4.02(g) in the form described in clause (x) above and also certifying its determination as required by preceding clause (ii) and certifying the sufficiency of business interruption insurance and/or other funds from operations as required by succeeding clause (iv), and (iv) the Borrower has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that the Borrower and its Subsidiaries have sufficient business interruption insurance and that the Borrower and/or the applicable Subsidiary thereof will receive payment thereunder and/or will have sufficient cash flow from operations and/or cash reserves available, in such amounts and at such times as are necessary to satisfy all obligations and expenses of the Borrower and its Subsidiaries (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $10,000,000 shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the Borrower and/or its applicable Subsidiary from time to time for a period not to exceed 360 days from the date of receipt of such Net Insurance Proceeds as needed to pay actual costs incurred by it or its applicable Subsidiary in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent) (it being understood that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder); and provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso (whether pursuant to clause (x) or (y) thereof) are not so used within 360 days after the date of the receipt of such Net Insurance Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(g) (without regard to the preceding proviso).

(h)           In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives (x) any cash proceeds from any post-closing non-compete, consulting or purchase price adjustments or from any cash refund, claim, indemnity or credit in either case arising from a Permitted Acquisition, or (y) any cash receipts or cash payments derived from operations of the Borrower or any of its Subsidiaries outside of the ordinary course of business (excluding (i) tax refunds received by the Borrower or any of its Subsidiaries and (ii) those cash receipts or cash payments that are otherwise the subject of a mandatory repayment event described in the other clauses of this Section 4.02), an amount (in each case) equal to 100% of such amounts described in preceding clauses (x) and/or (y) (net of the reasonable costs and expenses incurred by the Borrower or the relevant Subsidiary directly associated with any of the events set forth in such clauses) shall be applied on such date as a mandatory repayment of principal of outstanding Loans in accordance with the requirements of Sections 4.02(j) and (k).

(i)            In addition to any other mandatory repayments pursuant to this Section 4.02, in the event that the Borrower and its Subsidiaries hold cash and Cash Equivalents for a period of at least two consecutive Business Days in an aggregate amount in excess of the sum of (I) $10,000,000 plus (II) the aggregate outstanding amount of the Barnwell Obligations at such time, the Borrower shall be required to make a mandatory repayment of principal of outstanding Revolving Loans and/or Swingline Loans on the third consecutive Business Day in an amount equal to the lesser of (x) that amount necessary to reduce the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries to an amount equal to the sum of (I) $10,000,000 and (II) the aggregate outstanding amount of the Barnwell Obligations at such time and (y) that amount necessary to reduce the outstanding principal amount of all Revolving Loans and Swingline Loans to $0, in each case in accordance with the requirements of Sections 4.02(j) and (k).

(j)            The amount of each principal repayment of Loans made as required by Sections 4.02(c), (d), (e), (f), (g) and (h) shall be applied by or on behalf of the Borrower (i) first, to repay the outstanding principal amount of Term Loans, (ii) second, to the extent in excess of the amounts required to be applied pursuant to the preceding clause (i), to repay the outstanding principal amount of Swingline Loans, and (iii) third, to the extent in excess of the amounts required to be applied pursuant to preceding clauses (i) and (ii), to repay the outstanding principal amount of Revolving Loans.  The amount of each principal repayment of Revolving Loans and/or Swingline Loans required by Section 4.02(i) shall be applied (I) first, to repay the outstanding principal amount of Swingline Loans, and (II) second, to the extent in excess of the amount required pursuant to the preceding clause (I), to repay the outstanding principal amount of Revolving Loans.

(k)           With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made, provided that:  (i) repayments of LIBOR Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(l)            In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding Revolving Loans shall be repaid in full on the Revolving Loan Maturity Date, (ii) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (iii) all then outstanding Term Loans shall be repaid in full on the Term Loan

Maturity Date and (iv) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

4.03.  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04.  Net Payments.  (a)  All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower shall be obligated to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a

Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x)a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y)two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b).  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x)the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y)the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

SECTION 5.  Conditions Precedent to Credit Events on the Initial Borrowing Date.  The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

5.01.  Effective Date; Notes.  On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02.  Officer’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chief Executive Officer, the Chief Financial Officer, the President or the Treasurer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.06, 5.07, 5.08, 5.09 and 6A.01 have been satisfied on such date.

5.03.  Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Hogan & Hartson L.L.P., counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (ii) from Wyatt, Tarrant & Combs LLP, counsel to Duratek Services, Inc., a Tennessee corporation, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

5.04.  Corporate Documents; Proceedings; etc.(a)  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chief Executive Officer, the Chief Financial Officer, the President or the Treasurer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be satisfactory in form and substance to the Administrative Agent.

(b)           On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Administrative

Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company or governmental authorities.

5.05.  Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements; Affiliate Contracts; Material Contracts.  On or prior to the Initial Borrowing Date, there shall have been delivered or made available to the Administrative Agent true and correct copies of the following documents:

(i)            all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Borrower or any of its Subsidiaries or ERISA Affiliates (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, or reasonably available thereto from the sponsor or trustee of any such Plan) (collectively, the “Employee Benefits Plans”);

(ii)           all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders relating to any such entity with respect to its Equity Interests  to which the Borrower or any of its Subsidiaries is a party (collectively, the “Shareholders’ Agreements”);

(iii)          all material agreements with members of, or with respect to, the management of the Borrower or any of its Subsidiaries (collectively, the “Management Agreements”);

(iv)          all material employment agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Employment Agreements”);

(v)           all non-compete agreements entered into by the Borrower or any of its Subsidiaries which restrict the activities of the Borrower or any of its Subsidiaries (collectively, the “Non-Compete Agreements”);

(vi)          all collective bargaining agreements applying or relating to any employee of the Borrower or any of any of its Subsidiaries (collectively, the “Collective Bargaining Agreements”);

(vii)         all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”);

(viii)        all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

(ix)           all material contracts, agreements or understandings entered into between the Borrower or any of its Subsidiaries on the one hand, and any Person (other than the Borrower and its Subsidiaries) who is an Affiliate of the Borrower or any of its Subsidiaries, on the other hand (collectively, the “Affiliate Contracts”); and

(x)            all material contracts and licenses of the Borrower or any of its Subsidiaries that are to remain in effect after giving effect to the consummation of the Transaction (collectively, the “Material Contracts”);

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Non-Compete Agreements, Collective Bargaining Agreements, Tax Sharing Agreements, Existing Indebtedness Agreements, Affiliate Contracts and Material Contracts shall be in form and substance satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

5.06.  Existing Preferred Stock Redemption.  On the Initial Borrowing Date, (x) the Borrower shall have repurchased or redeemed, for not more than $49,175,794 in aggregate cash consideration (exclusive of accrued and unpaid dividends thereon), at least 151,467 shares of outstanding Existing Preferred Stock, (y) concurrently with such repurchase or redemption of such outstanding Existing Preferred Stock, accrued and unpaid preferred dividends of not more than $2,800,000 in the aggregate shall be paid to the holders of all Existing Preferred Stock (and not just the portion being repurchased or redeemed pursuant to this Section 5.06) and (z) all outstanding Existing Preferred Stock so repurchased or redeemed shall be authorized but unissued shares of preferred stock generally of the Borrower (as opposed to being shares of Existing Preferred Stock) (the transactions described in preceding clauses (x), (y) and (z) of this Section 5.06 are collectively referred to as the “Existing Preferred Stock Redemption”).

5.07.  Refinancing.  On or prior to the Initial Borrowing Date, the total commitments pursuant to the Existing Credit Agreement shall have been terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder (except for letters of credit that are supported by a Letter of Credit) shall have been terminated and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full.  The creditors in respect of the Existing Credit Agreement shall have terminated and released all security interests in and Liens on the assets of the Borrower and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement, and such creditors shall have returned all capital stock pledged under the Existing Credit Agreement to the Borrower, and the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the matters set forth in this Section 5.07 have been satisfied as of the Initial Borrowing Date.

5.08.  Adverse Change, Approvals.  (a)  On or prior to the Initial Borrowing Date, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine, either individually or in the aggregate, has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b)           On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.  On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents.

5.09.  Litigation.  On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Credit Document or (ii) which the Administrative Agent or the Required Lenders shall determine, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

5.10.  Subsidiaries Guaranty.  On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

5.11.  Pledge Agreement.  On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

5.12.  Security Agreement.  On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, modified or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)            proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)           certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x)to the extent evidencing Permitted Liens or (y)those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)          evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement;

(iv)          to the extent required by the Security Agreement, executed Control Agreements in respect of any Deposit Account maintained by any Credit Party in the United States on the Initial Borrowing Date; and

(v)           evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable (including the receipt of the respective control agreements referred to in the Security Agreement) to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

5.13.  Intercompany Subordination Agreement.  On the Initial Borrowing Date, the Borrower and each of its Subsidiaries shall have duly authorized, executed and delivered the Intercompany Subordination Agreement substantially in the form of Exhibit J (as modified, amended or supplemented from time to time, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.

5.14.  Minimum Ratings Condition.  On or prior to the Initial Borrowing Date, the Administrative Agent shall have received evidence that the Borrower has obtained long-term senior secured debt ratings in respect of the Loans of BB- or better from S&P and B1 or better from Moody’s, each of which ratings shall remain in effect on the Initial Borrowing Date.

5.15.  Business Plan; Financial Statements; Pro Forma Balance Sheet; Projections.  (a)  On or prior to the Initial Borrowing Date, the Administrative Agent shall have received (i)a business plan for the Borrower and its Subsidiaries for the years 2003 through 2009, together with a written analysis of such business plan, both in form and substance satisfactory to the Administrative Agent and the Required Lenders, (ii)true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections7.05(a) and (d), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and (iii)a certificate of the Chief Financial Officer or Treasurer of the Borrower dated the Initial Borrowing Date and certifying, as of the Initial Borrowing Date, (x) as to the accuracy of the Projections as of the Initial Borrowing Date or, in the event that there have been changes to such Projections, describing any changes thereto in reasonable detail (which changes shall be reasonably acceptable to the Administrative Agent and the Required Lenders) and (y) that the pro forma financial statements referred to in Section 7.05(a) accurately present the pro forma financial position of the Borrower and its Subsidiaries, as of September 28, 2003, in accordance with generally accepted accounting principles or, in the event that there have been changes to such pro forma financial statements, describing any changes thereto in reasonable detail (which changes shall be reasonably acceptable to the Administrative Agent and the Required Lenders).

(b)           On the Initial Borrowing Date, the Administrative Agent and the Required Lenders shall be satisfied that the historical financial statements referred to in Section 5.15(a) in respect of the Borrower’s fiscal quarter ended September 28, 2003 and the Projections (after giving effect to any changes thereto as set forth in the certificate delivered pursuant to Section 5.15(a)(iii)), in each case, do not, either individually or in the aggregate, differ from the projected results of operations for the related periods contained in the Projections in any respect that is materially adverse to the Lenders.

5.16.  Solvency Certificate; Insurance Certificates.  On the Initial Borrowing Date, the Administrative Agent shall have received:

(i)            a solvency certificate substantially in the form of Exhibit K (appropriately completed) from the Chief Financial Officer or Treasurer of the Borrower, dated the Initial Borrowing Date, and supporting the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the Borrower and its Subsidiaries (on a consolidated basis) are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its or their respective businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature and become due; and

(ii)           certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

5.17.  Fees, etc.  On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

SECTION 6.

SECTION 6A.  Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6A.01  No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6A.02  Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

6A.03  Regulation U.  If at any time any Margin Stock is pledged or required to be pledged pursuant to any Security Document, all actions required to be taken pursuant to Section 8.18 shall have been taken to the satisfaction of the Administrative Agent.

SECTION 6B.  Special Condition Precedent to Incurrence of Revolving Loans and Swingline Loans.  The obligation of each RL Lender to make Revolving Loans and the Swingline Lender to make Swingline Loans is subject, at the time of each such making of a Revolving Loan or Swingline Loan, to the satisfaction of the following condition:

6B.01      Limitation on Cash on Hand.  The aggregate amount of cash and Cash Equivalents owned or held by the Borrower and its Subsidiaries (determined after giving pro forma effect to the making of each such Revolving Loan and/or Swingline Loan and the application of proceeds therefrom and from any other cash and Cash Equivalents on hand (to the extent such proceeds and/or other cash and Cash Equivalents are actually utilized by the Borrower and/or any other Subsidiary of the Borrower on the date of the incurrence of the respective such Revolving Loan and/or Swingline Loan for a permitted purpose under this

Agreement other than an investment in Cash Equivalents)) shall not exceed the sum of (I) $10,000,000 plus (II) the aggregate outstanding amount of the Barnwell Obligations at such time.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events on the Initial Borrowing Date) and in Sections 6A and 6B (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time.  All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in Sections 6A and 6B, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 7.  Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01.  Organizational Status.  Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02.  Power and Authority.  Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03.  No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04.  Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (i) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (ii) filings which are necessary to perfect the security interests created under the Security Documents (to the extent that such filings are required by the terms of the respective Security Document or this Agreement), which filings (to the extent that this representation or warranty is made or deemed made after the 10th day following the Initial Borrowing Date) have been made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

7.05.  Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.  (a)  (i) (x) The audited consolidated balance sheets of the Borrower and its Subsidiaries for each of the Borrower’s fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, respectively, and the related statements of income, cash flows and retained earnings of the Borrower and its Subsidiaries for such fiscal years ended on such dates and (y) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the Borrower’s fiscal quarters ended March 30, 2003, June 29, 2003 and September 28, 2003, respectively, and the related statements of income, cash flows and retained earnings of the Borrower and its Subsidiaries for such fiscal quarters ended on such dates, copies of each of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Borrower at the dates of such balance sheets and the consolidated results of the operations of the Borrower for the periods covered thereby.  All of the foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of notes).

(ii)           The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of September 28, 2003 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Initial Borrowing Date, presents fairly in all material respects the pro forma consolidated financial position of the Borrower and its Subsidiaries as of September 28, 2003.

(b)           On and as of the Initial Borrowing Date and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred and Liens created by the Credit Parties in connection therewith (i) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses.  For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)           Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a), there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or any of its Subsidiaries.  As of the Initial Borrowing Date the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or any of its Subsidiaries.

(d)           The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein.  On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and such differences may be material.

(e)           After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2002), since December 31, 2002, there has been no change in the business, assets, property, liabilities (fixed or contingent), condition (financial or otherwise) or operations of the Borrower or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06.  Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction except for any such action, suit or proceeding whereby the Borrower and/or any of its Subsidiaries seeks to assert any rights against any other party to the Transaction, (ii) with respect to any Credit Document or (iii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.07.  True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7.08.  Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Term Loans will be used by the Borrower to finance, in part, the Refinancing and the Existing Preferred Stock Redemption and to pay the fees and expenses relating to the Transaction; provided that up to $6,500,000 of proceeds of Term Loans in the aggregate shall be permitted to be held as cash on hand of the Borrower to be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b)           All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries; provided that, up to, but no more than, $2,000,000 of Revolving Loans and Swingline Loans in the aggregate may be used for the purposes described in clause (a) of this Section 7.08.

(c)           Except as otherwise permitted by Section 9.03(iii), no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(d)           Except as otherwise permitted by Section 8.18, the fair market value of all Margin Stock (if any) owned by the Borrower and its Subsidiaries (other than the capital stock of the Borrower held in treasury) does not exceed $2,000,000.  Except as otherwise permitted by

Section 8.18, at the time of each Credit Event and both before and after giving thereto, not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury) will constitute Margin Stock.

7.09.  Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and state income tax returns and all other material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and its Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with generally accepted accounting principles.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of the Initial Borrowing Date, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations, provided, however, that the Borrower has waived the statute of limitations as to years 2000 and 2001 for an existing Internal Revenue Service audit.  Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

7.10.  Compliance with ERISA.  Schedule III sets forth, as of the Initial Borrowing Date, the name of each Plan existing on the Initial Borrowing Date.  Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; neither the Borrower nor any of its Subsidiaries or ERISA Affiliates has ever maintained or contributed to, or had any obligation to maintain or contribute to (or borne any liability with respect to) any Foreign Pension Plan; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $500,000; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such Sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened except as would not result in a material liability to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $750,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code except to the extent that any noncompliance would not result in a material liability to the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder except to the extent that any noncompliance would not result in a material liability to the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan with respect to an amount that does not exceed $100,000; and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

7.11.  The Security Documents.  (a)  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable, and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b)           Insofar as the UCC applies thereto, the security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person.  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

7.12.  Properties.  All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule IV.  Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

7.13.  Capitalization.  On the Initial Borrowing Date and immediately after giving effect to the Transaction, the authorized capital stock of the Borrower shall consist of (i) 35,000,000 shares of common stock, $0.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of the Borrower, the “Borrower Common Stock”), 13,594,362 of which shares shall be issued and outstanding and (ii) 6,005 shares of Existing Preferred Stock, all of which shares shall be issued and outstanding.  All such outstanding shares of Borrower Common Stock have been duly and validly issued, are fully paid and nonassessable and have been issued free of preemptive rights.  The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except for (x) options, rights or warrants that have been issued or may be hereafter be issued from time to time to purchase shares of Borrower Common Stock and/or Qualified Preferred Stock and (y) shares of Existing Preferred Stock and/or Qualified Preferred Stock that pursuant to the terms thereof are convertible into shares of Borrower Common Stock.

7.14.  Subsidiaries.  On and as of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V.  Schedule V sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of capital stock or other Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or other Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or other Equity Interests or any stock appreciation or similar rights.

7.15.  Compliance with Statutes, etc.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16.  Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.17.  Public Utility Holdings Company Act.  Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

7.18.  Environmental Matters.  (a)  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all permits required under such Environmental Laws.  There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries).  There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property currently owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)           Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the actual knowledge of the Borrower (without any duty to investigate), any other property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c)           Notwithstanding anything to the contrary in this Section 7.18, the representations and warranties made in this Section 7.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19.  Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii)no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.20.  Intellectual Property, etc.  Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.21.  Indebtedness.  Schedule VI sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as of the Initial Borrowing Date (after giving effect to the Refinancing, but excluding the Loans and the Letters of Credit, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

7.22.  Insurance.  Schedule VII sets forth a list of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

7.23.  Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.  Schedule VIII sets forth, as of the Initial

Borrowing Date, the exact legal name of each Credit Party, the type of organization of each Credit Party, whether each Credit Party is a registered organization, the jurisdiction of organization of each Credit Party, the address of the chief executive office of each Credit Party and the organizational identification number (if any) of each Credit Party, in each case, after giving effect to the Transaction.  To the extent that any Credit Party does not have an organizational identification number on the Initial Borrowing Date and later obtains one, such Credit Party shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

7.24.  Subordination.  After the issuance thereof, the subordination provisions contained in any Additional Permitted Subordinated Debt Documents are enforceable against each Credit Party thereto and the holders thereof, and all Obligations hereunder and under the other Credit Documents are within the definitions of “Designated Senior Indebtedness” and “Senior Indebtedness” (or any similar terms) included in such subordination provisions.

SECTION 8.  Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01.  Information Covenants.  The Borrower will furnish to each Lender:

(a)           Quarterly Financial Statements.  Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such date is earlier, on the date of any required public filing thereof with the SEC), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statement of income and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the Chief Financial Officer or Treasurer of the Borrower that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)           Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Borrower (or, if such date is earlier, on the date of any required public filing thereof with the SEC), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth (commencing with the Borrower’s fiscal year ending December31, 2003) comparative figures for the preceding fiscal year, certified by KPMG LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm that is not qualified with respect to (x) scope limitations imposed by the Borrower or any of its Subsidiaries, (y) accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with generally accepted accounting principles or (z) whether the Borrower and its Subsidiaries, taken as a whole, are a going concern, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)           Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d)           Annual Business Plans and Budgets.  No later than 30 days following the first day of each fiscal year of the Borrower, (i) a business plan of the Borrower and its Subsidiaries in form and scope reasonably satisfactory to the Administrative Agent for such fiscal year and (ii) a budget in form and scope reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based, which budgets shall be, in each case, certified by the Chief Financial Officer or Treasurer of the Borrower that, to the best of such officer’s knowledge, such budgets are good faith estimates of the projected financial condition and results of operations of the Borrower and its Subsidiaries for the periods covered thereby.

(e)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the Chief Financial Officer or Treasurer of the Borrower in the form of Exhibit L certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02(c), 4.02(e), 4.02(g), 8.15, 8.17(a)(vii)(B), 8.18, 9.01(x), 9.01(xii) (y), 9.01(xv), 9.02(iv), 9.02(xiii), 9.03(iii), 9.03 (iv), 9.03(vi), 9.04(v), 9.04(vi), 9.04(vii), 9.04(ix), 9.04(x), 9.04(xii), 9.05(v), 9.05(vii), 9.05(viii), 9.05(xiii) and 9.07 through 9.11, inclusive, at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 8.01(b) (commencing with the Borrower’s fiscal year ending December 31, 2004), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, (iii) set forth, commencing with the certificate to be delivered in respect of the Borrower’s fiscal year ending December 31, 2004, the amount of the Cumulative Retained Excess Cash Amount at the end of such fiscal quarter or year, as the case may be, and (iv) (A) certify that there have been no changes to Schedule VIII, Annexes A through F, and Annexes H through K, in each case of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Initial Borrowing Date or (B) to the extent that such information is no longer accurate and complete as of such date, list in reasonable detail all information necessary to make such Schedules and Annexes referred to in the preceding clause (A) accurate and complete (at which time such Schedules and Annexes, as the case may be, shall be deemed modified to reflect such information) and certifying that the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(f)            Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five Business Days after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)           Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness (including, without limitation, any issue of Additional Permitted Subordinated Debt) pursuant to the terms of the documentation governing such Indebtedness.

(h)           Environmental Matters.  (a)  Promptly after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)            any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii)           any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii)          any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)          the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental

Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identifies the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i)            Hazardous Material Processing Facilities.  (i)  At the time of the opening of any new facility owned or leased by the Borrower or any of its Subsidiaries at which Hazardous Materials will be processed for disposal or reclamation, written notice of the existence and location of such new facility, together with copies of all state inspections and all environmental audits (internally prepared or otherwise) relating to any such new facility and (ii) to the extent reasonably requested by the Administrative Agent from time to time, copies of all updates to state inspections and environmental audits (internally prepared or otherwise) received by the Borrower or any of its Subsidiaries to the extent relating to any facility owned or leased by the Borrower or any of its Subsidiaries at which Hazardous Materials are processed for disposal or reclamation, provided that, notwithstanding the foregoing, any such inspection or audit which has not been prepared by, or at the direction and/or request of, the Borrower or any of its Subsidiaries, shall not be required to be provided pursuant to clauses (i) and (ii) of this Section 8.01(i) to the extent that (x) the Borrower or the relevant Subsidiary of the Borrower does not have access to such inspection or audit (and such inspection or audit cannot reasonably be made available to the Borrower or the relevant Subsidiary of the Borrower) or (y) the Borrower or the relevant Subsidiary are otherwise not permitted to deliver such inspection or audit to the Administrative Agent.

(j)            Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02.  Books, Records and Inspections; Annual Meetings.  (a)  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

(b)           At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of the Borrower.

(c)           Following the delivery to the Administrative Agent of a notice pursuant to clause (i) of Section 8.01(i), the Borrower will promptly take all actions necessary to facilitate the Administrative Agent in obtaining a risk portfolio or environmental database report for each such facility, each of which such portfolio or report shall (x) be obtained at the Borrower’s expense upon notice of each new facility and (y) be prepared by an entity and in detail satisfactory to the Administrative Agent.

8.03.  Maintenance of Property; Insurance.  (a)  The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries (including, without limitation, general liability insurance policies and American Nuclear Insurance policies) and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.  In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule VII to be maintained (with the same scope of coverage as that described in Schedule VII) at levels which are consistent with their practices immediately before the Initial Borrowing Date.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.  The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)           The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to all property insurance and general liability and excess liability insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or 10 days’ prior written notice thereof in the case of non-payment of premium) by the respective insurer to the Collateral Agent, and (iii) shall, in the case of such certificates, be deposited with the Collateral Agent (provided that such policies shall also be required to be deposited with the Collateral Agent upon the request of the Collateral Agent).

(c)           If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto as required by this Section

8.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance; provided, however, that the Borrower shall first have a reasonable period of time (not to exceed 10 days) upon notice by the Administrative Agent of any failure to endorse and deposit such policies and certificates, and effect such coverage.

(d)           If the Administrative Agent or the Collateral Agent receives any insurance proceeds directly from the respective insurer or insurers as a result of the Collateral Agent being named as loss payee on any property insurance, the Administrative Agent or the Collateral Agent shall promptly deliver such proceeds to the Borrower or the relevant Subsidiary thereof to the extent that (i) the Borrower or such Subsidiary otherwise would have had the right to retain such proceeds pursuant to Section 4.02(g) and would not have been required to use the Net Insurance Proceeds thereof to repay the Loans and/or deposit same with the Administrative Agent in accordance with the requirements of such Section 4.02(g) or (ii) such proceeds shall not otherwise be required to be applied in accordance with the terms of Article VII of the Security Agreement.

(e)           To the extent that the Collateral Agent, in its capacity as loss payee under the property insurance policies referred to above in this Section 8.03, has the authority to direct the respective insurer or insurers to withhold payment of any property insurance proceeds to the Collateral Agent, the Collateral Agent agrees that it will not take any affirmative action not to have such proceeds paid directly to it as permitted above unless the Collateral Agent (acting at the direction of the Required Lenders) has a reasonable basis therefore.

8.04.  Existence; Franchises.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05.  Compliance with Statutes, etc.  (a)  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           In addition to the requirements of Section 8.05(a), the Borrower will, and will cause each of its Subsidiaries to, comply with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (ii) Executive Order No 13224 of

September 23, 2001 Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten, or Support Terrorism (66 Fed. Reg. 49079) and (iii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act of 2001 (USA PATRIOT ACT of 2001), and (in the case of each of the foregoing clauses (i), (ii) and (iii)) any regulations, enabling legislation or executive order relating thereto, except such noncompliances (in the case of each of the foregoing clauses (i), (ii) and (iii)) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06.  Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for Permitted Liens relating thereto.  Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries in accordance with all applicable Environmental Laws.

(b)           (i)  After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will (in each case) provide as promptly as practicable, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower, and the Administrative Agent will provide the Borrower with a copy of any such assessment.

8.07.  ERISA.  As soon as possible and, in any event, within ten (10) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the Chief Financial Officer or the Treasurer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto:  that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any Subsidiary of the Borrower may incur any material liability for retiree benefits pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  At the request of any Lender, the Borrower will also deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any governmental agency or plan administrator or sponsor or trustee with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by the Borrower, the respective Subsidiary or the ERISA Affiliate, as applicable.  The Borrower will ensure, and cause each of its applicable Subsidiaries to ensure, that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.08.  End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, first three fiscal quarters of each fiscal year to end on the Sunday nearest to, but not later than, the last day of the first three calendar quarters, respectively, of each calendar year and the last fiscal quarter of each fiscal year to end on December 31.

8.09.  Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10.  Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, as they become due, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11.  Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.12.  Additional Security; Further Assurances; etc.(a)  The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties of the Borrower and such other Credit Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b)           The Borrower will, and will cause each other Credit Party to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Furthermore, the Borrower will, and will cause each other Credit Party to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(c)           The Borrower will cause each Wholly-Owned Domestic Subsidiary and, to the extent required by Section 8.13, each Wholly-Owned Foreign Subsidiary that is established, created or acquired, as the case may be, in accordance with Sections 8.17 and/or 9.16 to execute and deliver (to the extent required by such Sections to execute and deliver) a counterpart (and if requested by the Administrative Agent or Collateral Agent, an assumption agreement or a Joinder Agreement substantially in the form of Exhibit M in respect) of the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement.

(d)           The Borrower will pledge and (to the extent certificated) deliver, or cause to be pledged and (to the extent certificated) delivered, all of the capital stock or other Equity Interests (accompanied, if certificated, by executed and undated powers) of each new Subsidiary (excluding, except as provided in Section 8.13, that portion of the voting stock of any Foreign Subsidiary which would be in excess of 65% of the total outstanding voting stock of such Foreign Subsidiary) established, created or acquired after the Initial Borrowing Date, to the extent owned by the Borrower or another Credit Party, to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement.

(e)           If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower or any of the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(f)            The Borrower will cause each Subsidiary that is established, created or acquired after the Initial Borrowing Date to execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit M in respect of the Intercompany

Subordination Agreement and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require.

(g)           The Borrower agrees that each action required by clauses (a) through (c) of this Section 8.12 shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided, however, that such 30-day period shall be extended as necessary if the Administrative Agent determines, in the exercise of its reasonable judgment, that the Borrower has attempted to comply and continues to attempt to comply with the applicable requirements of this Section 8.12 with reasonable diligence.  The Borrower further agrees that each action required by Section 8.12(a), (b), (c) or (d) with respect to the establishment, creation or acquisition of a new Subsidiary shall be completed contemporaneously with (or in the case of any documents or instruments to be registered or filed, within 10 days of) the establishment, creation or acquisition of such Subsidiary.

8.13.  Foreign Subsidiaries Security.  If, following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the Borrower does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent (which may consist of an opinion of tax counsel of the Borrower), with respect to any Foreign Subsidiary of the Borrower which has not already had all of its stock pledged pursuant to the Pledge Agreement that (i) a pledge of more than 66 2/3% of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause (I) any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes or (II) other Federal income tax consequences to the Credit Parties having an adverse financial consequence to any Credit Party in any material respect, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be promptly pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement prepared in compliance with applicable local law, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall promptly execute and deliver the Security Agreement and Pledge Agreement (or another security agreement or pledge agreement prepared in compliance with applicable local law, if needed), granting the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets and securing the obligations of  the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with a Secured Creditor and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall promptly execute and deliver the Subsidiaries Guaranty (or another guaranty prepared in compliance with applicable local law, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection

Agreement or Other Hedging Agreement entered into with a Secured Creditor, in each case to the extent that the entering into of the Security Agreement, Pledge Agreement or Subsidiaries Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.13 to be in form and substance reasonably satisfactory to the Administrative Agent.

8.14.  Ownership of Subsidiaries; etc.  Except as otherwise permitted by Section 9.05(xiii) and the definition of Permitted Acquisition, the Borrower will, and will cause each of its Subsidiaries to, own, individually or collectively, 100% of the capital stock and other Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law).

8.15.  Interest Rate Protection.  The Borrower will maintain at all times on and after the Initial Borrowing Date and prior to June 30, 2006, Interest Rate Protection Agreements reasonably acceptable to the Administrative Agent, which Interest Rate Protection Agreements shall maintain a fixed or maximum interest rate reasonably acceptable to the Administrative Agent for an aggregate notional amount equal to at least 40% of the aggregate outstanding principal amount of Term Loans from time to time prior to June 30, 2006.

8.16.  Corporate Separateness.  The Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records.  Neither the Borrower nor any of its Subsidiaries will take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with one another or with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

8.17.  Permitted Acquisitions.  (a)  Subject to the provisions of this Section 8.17 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 30 days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) the Administrative Agent and the Lenders shall have received audited year end financial statements for at least the previous fiscal year and, to the extent available, interim unaudited quarterly financial statements for the then current fiscal year of the Acquired Entity or Business being acquired pursuant to such proposed Permitted Acquisition (provided that, in the case of such audited year end financial statements, if same are not available, the Administrative Agent shall be reasonably satisfied with the financial due diligence of such Acquired Entity or Business performed by the Borrower and/or such Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor); (iv) calculations are made by the Borrower with respect to the financial covenants contained in Sections 9.08 through 9.11, inclusive, for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; (v) based on good faith projections prepared by the Borrower for the period from the date of the consummation of the respective Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Sections 9.08 through 9.11, inclusive, shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Sections 9.08 through 9.11, inclusive, as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Acquisition; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) the Maximum Permitted Consideration payable for the proposed Permitted Acquisition (A) does not exceed $10,000,000 or (B) when added to the aggregate consideration paid or payable for all other Permitted Acquisitions theretofore consummated, does not exceed $20,000,000; (viii) the Total Unutilized Revolving Loan Commitment immediately after giving effect to the proposed Permitted Acquisition (and all payments to be made in connection therewith) shall equal or exceed $10,000,000; (ix) the Acquired Entity or Business proposed to be acquired pursuant to such Permitted Acquisition shall be engaged in a Substantially Similar Line of Business; (x) the Acquired EBITDA for the Acquired Entity or Business proposed to be acquired pursuant to such Permitted Acquisition shall be greater than $1,000,000 for the most recently ended 12 month period for which financial statements are available for such Acquired Entity or Business; and (xi) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its Chief Financial Officer or Treasurer, certifying on behalf of the Borrower and to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (x), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iv), (v), (vii), (viii) and (x).

(b)           At the time of each Permitted Acquisition involving the establishment, creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c)           The Borrower will cause each Wholly-Owned Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.16, to the reasonable satisfaction of the Administrative Agent.

(d)           The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 8.17 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and10.

8.18.  Margin Regulations.  Except as otherwise permitted below in this Section 8.18, the Borrower will take all actions so that at all times the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) shall not exceed the lesser of (x) $2,000,000 and (y) 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury).  So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by the Borrower and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document, provided that if at any time the fair market value of all Margin Stock owned by the Borrower and its Subsidiaries (other than capital stock of the Borrower held in treasury) exceeds the lesser of (x) $2,000,000 and (y) 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury), then (I) all Margin Stock owned by the Credit Parties (other than capital stock of the Borrower held in treasury) shall be pledged, and delivered for pledge, pursuant to the Pledge Agreement and (II) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X.  If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

SECTION 9.  Negative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01.  Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)            inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y)which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)          Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule IX, but only to the respective date, if any, set forth in such Schedule IX for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule IX, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv)          Liens created pursuant to the Security Documents;

(v)           licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi)          Liens upon assets of the Borrower or any of its Subsidiaries acquired after the Initial Borrowing Date and subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(v), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii)         Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(v) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii)        easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)           Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x)            Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $2,500,000 at any time outstanding;

(xi)           statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii)          (x) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and (y) deposits securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the fair market value of all other property subject to all Liens permitted by sub-clause (y) of this clause (xii) shall not at any time exceed $2,500,000;

(xiii)         Permitted Encumbrances;

(xiv)        Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries; and

(xv)         Liens not otherwise permitted by clauses (i) through (xiv) of this Section 9.01 that (i) are incidental to the conduct of the business of the Borrower or any of its Subsidiaries, (ii) were not incurred in connection with Indebtedness of a Credit Party, (iii) do not encumber any Collateral or any Real Property owned by a Credit Party and do not materially detract from the value of the assets subject to such Liens or materially impair the use thereof in the operation of such business and (iv) do not at any time for all such

Liens encumber cash and other property having an aggregate value in excess of, or secure outstanding obligations in the aggregate in excess of, $250,000.

In connection with the granting of Liens of the type described in clauses (vi), (vii) and (xiv) of this Section 9.01 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02.  Consolidation, Merger, Purchase or Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i)            Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

(ii)           each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii)          Investments may be made to the extent permitted by Section 9.05;

(iv)          the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Subsidiary), so long as (v) no Default or Event of Default then exists or would result therefrom, (w)each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Chief Financial Officer or Treasurer of the Borrower or such Subsidiary, as the case may be), (x)the consideration received by the Borrower or such Subsidiary consists of at least 80% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 4.02(e) and (z)the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iv)shall not exceed $100,000 in any fiscal year of the Borrower;

(v)           each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section9.04(v));

(vi)          each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)         each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(viii)        any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, the Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(ix)           any Subsidiary of the Borrower may transfer assets to the Borrower or to any Subsidiary Guarantor and the Borrower may transfer assets to any Subsidiary Guarantor, so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(x)            Permitted Acquisitions may be made to the extent permitted by Section 8.17;

(xi)           so long as no Default or Event of Default then exists or would result therefrom, Inactive Subsidiaries of the Borrower may be liquidated or dissolved from time to time, so long as (x) the Borrower determines that such liquidation is not adverse to the interests of the Lenders and (y) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents shall remain in full force and effect (to at least the same extent as in effect immediately prior to such dissolution or liquidation);

(xii)          each of the Borrower and its Subsidiaries may sell or otherwise dispose of obsolete, uneconomic or worn-out equipment in the ordinary course of business; and

(xiii)         the Borrower and its Subsidiaries may sell equipment and machinery acquired on and after the Initial Borrowing Date pursuant to Sale and Leaseback Transactions, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Chief Financial Officer or Treasurer of the Borrower or such Subsidiary, as the case may be), (x) the consideration received by the Borrower or such Subsidiary consists of 100% cash and is paid at the time of the closing of such sale, (y) if such Sale and

Leaseback Transaction results in an operating lease pursuant to which the Borrower and/or any of its Subsidiaries is the lessee and such equipment or machinery shall have been owned by the Borrower and/or the applicable Subsidiary for more than 180 days, then the aggregate amount of the proceeds received from all assets sold pursuant to this clause (xiii)(y) shall not exceed (A) $2,000,000 during the term of this Agreement or (B) $500,000 in any fiscal year of the Borrower, and (z) if such Sale and Leaseback Transaction results in Capitalized Lease Obligations of the Borrower or any of its Subsidiaries, such Capitalized Lease Obligations are permitted under Section 9.04(v).

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

9.03.  Dividends; etc.  The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i)            (x)  any Subsidiary of the Borrower may pay cash Dividends to the Borrower or any  Subsidiary Guarantor and (y) any Subsidiary of the Borrower which is not a Subsidiary Guarantor may also pay cash Dividends to any Wholly-Owned Subsidiary of the Borrower;

(ii)           the Transaction shall be permitted;

(iii)          so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may make Dividends consisting of redemptions and/or repurchases of Borrower Common Stock or options to purchase Borrower Common Stock (whether pursuant to the employee stock purchase plan of the Borrower in existence on the Initial Borrowing Date or otherwise) with amounts which, at the time of the payment of such Dividends, do not exceed the Cumulative Retained Excess Cash Flow Amount as then in effect, so long as, immediately after giving effect to the payment of any such Dividend, (x) the Total Unutilized Revolving Loan Commitment shall equal or exceed $15,000,000 and (y) the Total Leverage Ratio shall be less than or equal to 1.50:1.00;

(iv)          so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may make Dividends consisting of redemptions and/or repurchases of Borrower Common Stock or options to purchase Borrower Common Stock (whether pursuant to the employee stock purchase plan of the Borrower in existence on the Initial Borrowing Date or otherwise) in an aggregate amount equal to 50% of the aggregate Net Equity Proceeds received by the Borrower after the Initial Borrowing Date from the sale or issuance by the Borrower of Borrower Common Stock or options, warrants or rights to purchase Borrower Common Stock, or upon the exercise thereof, in each case to officers, employees or directors of the Borrower or any of its Subsidiaries;

(v)           the Borrower may pay regularly accruing Dividends with respect to Qualified Preferred Stock through the issuance of additional shares of Qualified Preferred Stock (but not in cash) in accordance with the terms of the documentation governing same;

(vi)          so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may pay regularly accruing Dividends with respect to Existing Preferred Stock in accordance with the documentation governing same (as such documentation is in effect on the Initial Borrowing Date) in an aggregate amount not to exceed $50,000 in any fiscal year of the Borrower;

(vii)         so long as there shall exist no Default or Event of Default (both before and after giving effect thereto), the Borrower may (x) repurchase or redeem Existing Preferred Stock not redeemed or repurchased pursuant to the Existing Preferred Stock Redemption for not more than $2,500,000 in aggregate cash consideration (exclusive of accrued and unpaid Dividends thereon) and (y) concurrently with the repurchase or redemption of such Existing Preferred Stock, make payments of accrued and unpaid preferred dividends thereon (in accordance with the documentation governing same (as such documentation is in effect on the Initial Borrowing Date)), provided that all such Existing Preferred Stock shall become authorized but unissued shares of preferred stock generally of the Borrower (as opposed to being shares of Existing Preferred Stock);

(viii)        so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may purchase shares of Borrower Common Stock in the open market for the account of its and its Subsidiaries’ employees and officers pursuant to, and in accordance with the terms of, the employee stock purchase plan of the Borrower in existence on the Initial Borrowing Date (or pursuant to a replacement plan approved by the Borrower’s Board of Directors) so long as (x) substantially all of the cash used by the Borrower to make such purchases shall be cash withheld or deducted from such employees or officers’ paychecks and (y) with respect to that portion of the purchase price that is paid from the Borrower’s own funds, such purchase is treated as an expense and reduces the Consolidated Net Income of the Borrower in accordance with generally accepted accounting principles; and

(ix)           any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary).

9.04.  Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)           Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule VI (as reduced by any permanent repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule VI, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(iii)          Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)          Indebtedness of the Borrower or any of its Subsidiaries under Other Hedging Agreements providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(v)           Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the type acquired or assumed in accordance with Section 9.04(vii)) evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 9.07) and purchase money Indebtedness described in Section 9.01(vii)), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (v) exceed $15,000,000 at any time outstanding;

(vi)          so long as no Default or Event of Default then exists or would result therefrom, Additional Permitted Subordinated Debt of the Borrower to the extent that (i) such Additional Permitted Subordinated Debt is issued to the seller as all or part of the consideration for any Permitted Acquisition or (ii) the Net Debt Proceeds thereof are used within 90 days after the date of issuance thereof to finance all or a part of any Permitted Acquisition (including to refinance any Indebtedness of the Acquired Entity or Business) and to pay the related fees and expenses, provided that (x) the sum of (I) the aggregate principal amount of all Additional Permitted Subordinated Debt incurred pursuant to this clause (vi) plus (II) the aggregate principal amount of all Indebtedness incurred pursuant to Section 9.04(vii) shall not exceed $10,000,000 at any time outstanding, and (y) if all or any portion of the Net Debt Proceeds of such Additional Subordinated Debt are not so used within such 90-day period (or such earlier date, if any, as the Borrower determines not to (or that it cannot) consummate a Permitted Acquisition within such 90-day period), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as a mandatory repayment of principal of outstanding Loans in accordance with Section 4.02(d);

(vii)         Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted

Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed at any time outstanding the lesser of (A) $2,500,000 and (B) that aggregate principal amount which, when added to the aggregate principal amount of all Indebtedness then outstanding pursuant to clause (vi) of this Section 9.04, equals $10,000,000;

(viii)        intercompany Indebtedness to the extent permitted by Section 9.05(vii);

(ix)           Indebtedness of the Borrower under Supplemental Letters of Credit, provided that the aggregate stated amount of all Supplemental Letters of Credit permitted by this clause(ix) (together with the aggregate amount of all unpaid drawings thereunder) shall not exceed at any one time outstanding the lesser of (i) $10,000,000 and (ii) when added to the sum of the aggregate amount of all obligations of the Borrower and its Subsidiaries outstanding under Section 9.04(x), $35,000,000;

(x)            obligations of the Borrower and its Subsidiaries incurred with respect to performance bonds and/or fidelity bonds required to be furnished by the Borrower or such Subsidiary in connection with contracts entered into by the Borrower or such Subsidiary in the ordinary course of its business in an aggregate amount at any one time outstanding not to exceed, when added to the sum of all such obligations outstanding as Existing Indebtedness and the aggregate amount of all Indebtedness outstanding under Section 9.04(ix), $35,000,000;

(xi)           Contingent Obligations of the Borrower or any Subsidiary Guarantor in respect of any Indebtedness of the Borrower or any Subsidiary Guarantor otherwise permitted under this Section 9.04; and

(xii)          so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries not to exceed an aggregate principal amount of $250,000 at any one time outstanding, which Indebtedness shall, unless incurred by a Subsidiary of the Borrower that is not a Credit Party, be unsecured.

9.05.  Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)            the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)           the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents, provided that during any time that Revolving Loans or Swingline Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by the Borrower and its Subsidiaries shall not exceed the sum of (I) $10,000,000 plus (II) the aggregate outstanding amount of the Barnwell Obligations at such time for any period of two consecutive Business Days;

(iii)          the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule X, provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 9.05;

(iv)          the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)           the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)          the Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(iii);

(vii)         the Borrower and its Wholly-Owned Subsidiaries may make intercompany loans and advances between and among one another (collectively, the “Intercompany Loans”), provided that (i) the aggregate principal amount of all Intercompany Loans made by the Credit Parties pursuant to this Section 9.05(vii) to Wholly-Owned Subsidiaries of the Borrower that are not Subsidiary Guarantors, when added to the aggregate amount of capital contributions made to such Wholly-Owned Subsidiaries of the Borrower that are not Subsidiary Guarantors pursuant to clause (viii) of this Section 9.05 (using the fair market value of property, if other than cash, as determined in good faith by the Borrower), shall not exceed $500,000 in any fiscal year of the Borrower (determined without regard to any write-downs or write-offs thereof), (ii) no Intercompany Loans may be made by a Credit Party to a Wholly-Owned Subsidiary of the Borrower that is not a Credit Party at a time that any Default or Event of Default exists and is continuing, (iii) to the extent any such Intercompany Loan made by a Credit Party is evidenced by an Intercompany Note, such Intercompany Note shall be pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement, and (iv) each obligor and obligee in respect of each such Intercompany Loan shall have executed and delivered to the Administrative Agent a counterpart of the Intercompany Subordination Agreement;

(viii)        the Borrower and the Subsidiary Guarantors may make capital contributions to their respective Wholly-Owned Subsidiaries, provided that the aggregate amount of all capital contributions made by Credit Parties pursuant to this Section 9.05(viii) to Wholly-Owned Subsidiaries of the Borrower that are not Subsidiary Guarantors (using the fair market value of property, if other than cash, as determined in good faith by the Borrower), when added to the aggregate principal amount of all Intercompany Loans made to such Wholly-Owned Subsidiaries of the Borrower that are not Subsidiary Guarantors by Credit Parties pursuant to clause (vii) of this Section 9.05, shall not exceed $500,000 in any fiscal year of the Borrower (determined without regard to any write-downs or write-offs thereof);

(ix)           Permitted Acquisitions shall be permitted in accordance with Section 8.17;

(x)            the Borrower and its Subsidiaries may (x) establish Subsidiaries in compliance with Section 9.16 and (y) make Investments in such Subsidiaries as, and to the extent, permitted by the other applicable clauses of this Section 9.05;

(xi)           the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(iv);

(xii)          the Borrower and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 9.02(iv); and

(xiii)         so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments (including, without limitation, Investments in joint ventures, partnerships and other similar arrangements) not otherwise permitted by clauses (i) through (xii) of this Section 9.05 in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower (determined without regard to any write-downs or write-offs thereof).

9.06.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that (i) Dividends may be paid to the extent provided in Section 9.03, (ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05 and (iii) customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries.

9.07.  Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Initial Borrowing Date through and including December 31, 2003, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $1,000,000, and (ii) during any fiscal year of the Borrower set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of the Borrower set forth below the amount set forth opposite such fiscal year below:

Fiscal Year Ending Closest To	Amount

December 31, 2004	$9,000,000
December 31, 2005	$6,500,000
December 31, 2006	$6,500,000
December 31, 2007	$5,000,000
December 31, 2008	$5,000,000
December 31, 2009	$5,000,000

(b)           In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are not otherwise required to be applied to repay Loans pursuant to Section 4.02(e).

(c)           In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures with the amount of Net Insurance Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Insurance Proceeds are used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within 360 days following the date of receipt of such Net Insurance Proceeds from such Recovery Event, but only to the extent that such Net Insurance Proceeds are not otherwise required to be applied to repay Loans pursuant to Section 4.02(g).

(d)           In addition to the foregoing, the Borrower and its Wholly-Owned Domestic Subsidiaries that are Subsidiary Guarantors may consummate Permitted Acquisitions in accordance with the requirements of Section 8.17.

(e)           In addition to the foregoing, commencing on January 1, 2007, the Borrower and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed the Cumulative Retained Excess Cash Flow Amount at the time of such Capital Expenditures; provided, however, in no event shall the aggregate amount of Capital Expenditures made pursuant to this Section 9.07(e) exceed $1,500,000 in any fiscal year of the Borrower.

9.08.  Consolidated Interest Coverage Ratio.  The Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower (beginning with the fiscal quarter of the Borrower ending closest to March 31, 2004) to be less than 4.00:1.00.

9.09.  Minimum Consolidated EBITDA.  The Borrower will not permit Consolidated EBITDA for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest To	Amount

March 31, 2004	$39,000,000
June 30, 2004	$34,500,000
September 30, 2004	$32,000,000
December 31, 2004	$32,000,000
March 31, 2005	$32,000,000
June 30, 2005	$32,000,000
September 30, 2005	$32,000,000
December 31, 2005	$33,000,000
March 31, 2006	$33,000,000
June 30, 2006	$33,000,000
September 30, 2006	$33,000,000
December 31, 2006	$34,000,000
March 31, 2007	$34,000,000
June 30, 2007	$34,000,000
September 30, 2007	$34,000,000
December 31, 2007	$34,000,000
March 31, 2008	$34,000,000
June 30, 2008	$34,000,000
September 30, 2008	$34,000,000
December 31, 2008	$35,000,000
March 31, 2009	$35,000,000
June 30, 2009	$35,000,000
September 30, 2009	$35,000,000
December 31, 2009	$35,000,000

9.10.  Net Leverage Ratio.  The Borrower will not permit the Net Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

From the Initial Borrowing Date through and including December 30, 2004	3.25:1.00

December 31, 2004 through and including the day before the last day of the fiscal quarter of the Borrower ending closest to September 30, 2005	3.00:1.00

The last day of the fiscal quarter of the Borrower ending closest to September 30, 2005 through and including December 30, 2005	2.75:1.00

December 31, 2005 through and including the day before the last day of the fiscal quarter of the Borrower ending closest to September 30, 2006	2.50:1.00

The last day of the fiscal quarter of the Borrower ending closest to September 30, 2006 through and including December 30, 2006	2.25:1.00

December 31, 2006 through and including the day before the last day of the fiscal quarter of the Borrower ending closest to September 30, 2007	2.00:1.00

The last day of the fiscal quarter of the Borrower ending closest to September 30, 2007 through and including December 30, 2007	1.75:1.00

December 31, 2007 and thereafter	1.50:1.00

9.11.  Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Borrower (beginning with the fiscal quarter of the Borrower ending closest to March 31, 2004) on or prior to December 31, 2008 to be less than 2.00:1.00.

9.12.  Limitations on Payments of Additional Permitted Subordinated Debt; Modifications of Additional Permitted Subordinated Debt Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)            make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), any Additional Permitted Subordinated Debt;

(ii)           amend, modify or change any term or provision of any Additional Permitted Subordinated Debt Document unless such amendment, modification or change is approved in advance by the Administrative Agent and same could not reasonably be expected to be adverse to the interests of the Lenders; or

(iii)          amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate of designation (including with respect to the Existing Preferred Stock) other than any certificate of designation relating to Qualified Preferred Stock), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders;

provided that, notwithstanding anything to the contrary contained in this Section 9.12, the Borrower may amend its certificate of incorporation to eliminate the ability of the holders of a majority of the Existing Preferred Stock to elect a majority of the members of the Board of Directors of the Borrower.

9.13.  Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Additional Permitted Subordinated Debt Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi)restrictions on the transfer of any asset pending the close of the sale of such asset, and (vii)restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii) or (xiv).

9.14.  Limitation on Issuance of Capital Stock.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred Equity Interests (other than (x) Existing Preferred Stock that will remain outstanding on the Initial Borrowing Date after giving effect to the Existing Preferred Stock Redemption (but no further or additional issuance thereof) and (y) Qualified Preferred Stock issued pursuant to clause (c) below) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b)           The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

(c)           The Borrower may from time to time (i) issue Qualified Preferred Stock, so long as (x) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, and (y) with respect to each issuance of Qualified Preferred Stock, the gross cash proceeds therefrom (or in the case of Qualified Preferred Stock directly issued as consideration for a Permitted Acquisition, the fair market value thereof of the assets received therefor) shall be at least equal to 100% of the liquidation preference thereof at the time of issuance and (ii) issue additional shares of Qualified Preferred Stock to pay in-kind regularly scheduled Dividends on Qualified Preferred Stock theretofore issued in compliance with this Section 9.14(c).

9.15.  Business, etc.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any businesses other than (i) the businesses of the Borrower and its Subsidiaries, as the case may be, conducted on the Initial Borrowing Date or (ii) a Substantially Similar Line of Business.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not permit any Excluded Subsidiary to own any assets, incur any liabilities (other than liabilities arising as a matter of law), conduct any business or have any expenses (other than administrative and similar expenses that arise in connection with the maintenance of their existence).

9.16.  Limitation on Creation of Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that the Borrower and its Wholly-Owned Subsidiaries may (x) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries and (y) establish, create and acquire non-Wholly-Owned Subsidiaries to the extent permitted by Section 9.05(xiii) or by the definition of Permitted Acquisition, in each case, so long as (i) all of the capital stock and other Equity Interests of such new Subsidiary are (to the extent owned by a Credit Party) pledged to the Collateral Agent pursuant to, and to the extent required by, the terms and conditions of the Pledge Agreement, (ii) each new Wholly-Owned Domestic Subsidiary (and to the extent required by Section 8.13, each new Wholly-Owned Foreign Subsidiary) executes and delivers to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit M in respect of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement, (iii) each new Wholly-Owned Domestic Subsidiary (and to the extent required by Section 8.13, each new Wholly-Owned Foreign Subsidiary) executes and delivers to the Administrative Agent a counterpart (or a Joinder Agreement substantially in the form of Exhibit M in respect) of such Additional Security Documents as the Administrative Agent or the Required Lenders may require pursuant to Section 8.12 and (iv) each new Wholly-Owned Domestic Subsidiary (and to the extent required by Section 8.13, each new Wholly-Owned Foreign Subsidiary) executes and delivers all other relevant documentation (including opinions of counsel, resolutions, officers’ certificates and UCC financing statements) of the type described in Section 5 as such new Subsidiary would have had to deliver if it were a Credit Party on the Initial Borrowing Date.

9.17.  Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.  The Borrower will not, and will not permit any other Credit Party to change (i) its legal name, (ii) its type of organization, (iii) its status as a registered organization (in the case of a registered organization), (iv) its jurisdiction of organization, (v) its location (as determined pursuant to Section 9-307 of the UCC), (vi) the address of its chief executive office or (vii) its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Security Documents and so long as same do not involve (x) a registered organization ceasing to constitute the same or (y) a Credit Party located in the United States changing its jurisdiction of organization or location from the United States or a State thereof to a jurisdiction of organization or location, as the case may be, outside the United States or a State thereof) if (I) such Credit Party shall have given to the Collateral Agent not less than 15 days’ prior written notice of each change to the information listed on Schedule VIII (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule VIII which shall correct all information contained therein for the respective Credit Party, and (II) in connection with the respective such change or changes, such Credit Party shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

SECTION 10.  Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01.  Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02.  Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03.  Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.01(i), 8.08, 8.11, 8.17 or 8.18 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04.  Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $750,000; or

10.05.  Bankruptcy, etc.  The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries (other than a liquidation or dissolution of a Subsidiary in accordance with Section 9.02(viii) or (xi)), or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06.  ERISA.  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or the Borrower or any Subsidiary of the Borrower has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change of Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, in the opinion of the Required Lenders, a Material Adverse Effect; or

10.07.  Security Documents.  Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document (or if no period of grace is specifically applicable thereto, such default (if other than a payment default) shall continue for a period of 30 days after notice thereof to the Borrower by the Administrative Agent or the Required Lenders); or

10.08.  Subsidiaries Guaranty.  The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Guarantor’s obligations under the Subsidiaries Guaranty to which it is a party or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty to which it is a party, provided that (x) if the default derives from a failure by the Borrower to perform or comply with Section 10.01(ii), such default shall continue unremedied for three or more Business Days and (y) if the default derives from a failure by such Subsidiary to perform or comply with any provision, covenant or agreement contained in Section 8 (other than Section 8.01(f)(i), 8.01(i), 8.08, 8.11, 8.17 or 8.18), such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower or such Subsidiary by the Administrative Agent or the Required Lenders; or

10.09.  Intercompany Subordination Agreement.  The Intercompany Subordination Agreement or any provision thereof shall cease to be in full force and effect, or any party thereto (other than the Administrative Agent or any Lender) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Intercompany Subordination Agreement; or

10.10.  Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $2,500,000; or

10.11.  Change of Control.  A Change of Control shall occur; or

10.12.  Material Contracts.  The Borrower or any Subsidiary thereof shall default in the payment when due, or in the performance or observance, of any obligation or condition of (x) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any Person in an amount in excess of $15,000,000 per annum, or (y) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect, if (in the case of clauses (x) or (y) of this Section 10.12) the effect of such default is to permit the other party to terminate such contract or other agreement, and such termination is reasonably likely to occur, except where any such occurrence could not reasonably be expected to have a Material Adverse Effect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.

SECTION 11.  Definitions and Accounting Terms.

11.01.  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired EBITDA” shall mean, for any Acquired Entity or Business for any period, the Consolidated EBITDA as determined for such Acquired Entity or Business on a basis substantially the same (with necessary reference changes) as provided in the first sentence of the definition of Consolidated EBITDA contained herein.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y)100% of the Equity Interests of any such Person, which Person shall, as a result of such equity acquisition, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

“Additional Permitted Subordinated Debt” shall mean Indebtedness of the Borrower that (i) is unsecured, (ii) is not guaranteed by any Subsidiary of the Borrower, (iii) matures no earlier than 180 days after the Term Loan Maturity Date, (iv) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) prior to its maturity, except upon the occurrence of a change of control (the definition of which shall be acceptable to the Administrative Agent) so long as the terms thereof do not require any such redemption or other action unless (and until) all Obligations have been paid in full and the Total Commitment and all Letters of Credit have been terminated or the requisite consents under this Agreement have been obtained to permit such redemption or other action upon the occurrence of a change of control, (v) does not require the Borrower or any of its Subsidiaries to maintain any specified financial condition, and (vi) contains subordination and other provisions that are reasonably satisfactory to the Administrative Agent.

“Additional Permitted Subordinated Debt Documents” shall mean all indentures, purchase agreements, notes, guarantees and related documents entered into in connection with the issuance or incurrence of any Additional Permitted Subordinated Debt.

“Additional Security Documents” shall have the meaning provided in Section 8.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains (exclusive of items reflected in Adjusted Consolidated Working Capital) which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean CLNY, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of this Agreement, neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Affiliate Contracts” shall have the meaning provided in Section 5.05(ix).

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Commitment Commission Percentage” shall mean, for any day, (i) in the event the Total Unutilized Revolving Loan Commitment in effect on such day is greater than or equal to 50% of the Total Revolving Loan Commitment as in effect on such day, 0.625%, and (ii) in the event the Total Unutilized Revolving Loan Commitment in effect on such day is less than 50% of the Total Revolving Loan Commitment as in effect on such day, 0.50%.  For purposes of this definition, the Total Unutilized Revolving Loan Commitment and the Total Revolving Loan Commitment as in effect on any day shall be determined after the close of business (New York time) on such day, following adjustments to such amounts for activity on such day.

“Applicable Excess Cash Prepayment Percentage” shall mean, at any date of determination, 75%, provided that so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio for the Test Period then most recently ended (as established pursuant to the officer’s certificate last delivered (or required to be delivered) pursuant to Section 8.01(e)) is less than or equal to 2.00:1.00, the Applicable Excess Cash Prepayment Percentage shall instead be 50%.

“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Term Loans maintained as (A) Base Rate Loans, 2.75%, and (B) LIBOR Loans, 4.00%; (ii) in the case of Revolving Loans maintained as (A) Base Rate Loans, 2.50%, and (B)

LIBOR Loans, 3.75%; and (iii) in the case of Swingline Loans, 2.50%.  Notwithstanding the foregoing, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below under the respective Type and Tranche of Loan and opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 8.01(e) or the first proviso below):

Level	Total Leverage Ratio	Swingline Loans and Revolving Loans maintained as Base Rate Loans	Revolving Loans maintained as LIBOR Loans
1	Less than 2.50:1.00	2.00%	3.25%

2	Greater than or equal to 2.50:1.00 but less than 3.00:1.00	2.25%	3.50%

3	Greater than or equal to 3.00:1.00	2.50%	3.75%

; provided, however, that if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 8.01(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 8.01(e) showing the applicable Total Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 3 pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Reduction Period is at a Level below Level 3 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that Level 3 pricing shall apply at all times when any Default or Event of Default is in existence.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) other than sales of assets pursuant to Sections 9.02(ii), (vi), (vii), (xii) and (xiii).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Attributable Debt” shall mean, as of any date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to generally accepted accounting principles at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, and (ii)the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing (including an off-balance sheet receivables financing) product to which such Person is a party.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Barnwell Legislation” shall mean the Atlantic Interstate Low-Level Radioactive Waste Compact Implementation Act (Sections 48-46-10 to 48-46-90 of the South Carolina Code of Laws), as in effect from time to time.

“Barnwell Obligations” shall mean, at any time, the aggregate amount of the payment obligations of Chem-Nuclear (and, in the event the Borrower or any other Subsidiary thereof becomes subject to the Barnwell Legislation, the Borrower and/or such other Subsidiary) under the Barnwell Legislation, as of the last day of the then most recently ended month for which Chem-Nuclear’s (and/or the Borrower’s or such other Subsidiary’s, as applicable) books have been closed, to the extent accrued and owing to the State of South Carolina in connection with the operation by Chem-Nuclear (and/or the Borrower or any other Subsidiary thereof, as applicable) of its low-level radioactive waste disposal facility in Barnwell, South Carolina.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 7.13.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Carlyle” shall mean The Carlyle Group and its Affiliates.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. §9601 et seq.

“Change of Control” shall mean, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Effective Date), other than Carlyle, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Effective Date) of 35% or more on a fully diluted basis of the voting and/or economic interest in the Borrower Common Stock, (b) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors, or (c) a “change of control” or similar event shall occur as provided in (i) any Additional Permitted Subordinated Debt Document or (ii) any other instrument or indenture governing any Indebtedness of the Borrower or any Subsidiary thereof, to the extent the outstanding principal amount of such Indebtedness referred to in this sub-clause (ii) equals or exceeds $750,000.

“Change of Law” shall have the meaning provided in Section 10.06.

“Chem-Nuclear” shall mean Chem-Nuclear Systems, LLC, a Wholly-Owned Domestic Subsidiary of the Borrower.

“CLNY” shall mean Credit Lyonnais New York Branch in its individual capacity and any successor thereto by merger, consolidation or otherwise.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collective Bargaining Agreements” shall have the meaning provided in Section 5.05.

“Commitment” shall mean any of the commitments of any Lender, i.e., either a Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period before deducting therefrom consolidated interest expense of the Borrower and its Subsidiaries for such period (to the extent that such consolidated interest expense was deducted in arriving at Consolidated Net Income for such period) and provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and without giving effect to (x) any extraordinary gains or any extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses will require a cash payment in a future period) and (y) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at Consolidated Net Income for such period; it being understood that in determining the Total Leverage Ratio and the Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the amount of all Capital Expenditures made by the Borrower and its Subsidiaries for such period (other than Capital Expenditures to the extent financed with the Cumulative Retained Excess Cash Flow Amount pursuant to Section 9.07(e), equity proceeds, Assets Sale proceeds, insurance proceeds or Indebtedness (other than with Revolving Loans or Swingline Loans)) and (iii) the scheduled principal amount of all amortization payments on all Indebtedness (including, without limitation, the Term Loans and the principal component of all Capitalized Lease Obligations but excluding the repayment of Indebtedness to be Refinanced as part of the Transaction) of the Borrower and its Subsidiaries for such period (as determined on the first day of such period).

“Consolidated Indebtedness” shall mean, at any time without duplication, (i)the aggregate principal amount of all Indebtedness (or, if greater, the aggregate face amount of any Indebtedness issued at a discount) of the Borrower and its Subsidiaries at such time (including, without limitation, all Loans, Capitalized Lease Obligations and guaranties of other Indebtedness), (ii)the aggregate outstanding amount of all Attributable Debt of the Borrower and its Subsidiaries at such time and (iii) the greater of the aggregate liquidation value or the maximum fixed repurchase price of all Existing Preferred Stock at such time; provided that for purposes of this definition, (x) the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time and (y) undrawn amounts in respect of letters of credit (including Letters of Credit) shall not be included in any determination of Consolidated Indebtedness.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of the Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (i)that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period, (ii)the interest component (or imputed interest) of any lease payment or other off-balance sheet financing under Attributable Debt transactions paid by the Borrower and its Subsidiaries for such period and (iii) the product of (x) all dividends actually paid, whether paid in cash or in any other consideration, during such period with respect to any

Existing Preferred Stock (other than dividends paid on the Initial Borrowing Date as part of the Existing Preferred Stock Redemption), multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of the Borrower, expressed as a decimal; provided that the amortization of deferred financing, legal and accounting costs with respect to the Transaction in each case shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other Person acquired by the Borrower or a Subsidiary of the Borrower in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv)otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director if such director’s nomination for election to the Board of Directors of the Borrower is recommended by (i) a majority of the then Continuing Directors or (ii) a nominating committee of the Board of Directors, the majority of the members of which nominating committee are then Continuing Directors.

“Control Agreement” shall mean a Control Agreement Regarding Deposit Accounts substantially in the form of Annex G to the Security Agreement.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty, the Intercompany Subordination Agreement and each Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall initially mean $0; provided that (A) on each Excess Cash Payment Date, the Cumulative Retained Excess Cash Flow Amount shall be increased by an amount equal to 25% (or to the extent that the Applicable Excess Cash Prepayment Percentage is 50%, then by an amount equal to 50%) of the Excess Cash Flow for the relevant Excess Cash Payment Period (or, if Excess Cash Flow for such period is a negative amount, the Cumulative Retained Excess Cash Flow Amount shall be reduced by an amount equal to 100% of the Excess Cash Flow (for this purpose expressed as a positive amount) for the relevant Excess Cash Flow Payment Period) and (B) the Cumulative Retained Excess Cash Flow Amount shall be reduced (x) on each date that a Dividend is paid or made pursuant to Section 9.03(iii), by the aggregate amount of the Dividends so paid or made on each such date and (y) on each date that Capital Expenditures are made pursuant to Section 9.07(e), by the aggregate amount of the Capital Expenditures so made on each such date.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account” shall have the meaning provided in the Security Agreement.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Furthermore (x)

without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or equity achievement plans or any similar plans or setting aside of any funds for the foregoing purposes and (y) notwithstanding the foregoing, with respect to the Borrower, “Dividends” shall not include the payment of cash by the Borrower pursuant to restricted stock unit awards granted by the Borrower pursuant to an employee benefit plan approved by the Board of Directors of the Borrower, so long as the payment of such cash is treated as an expense and reduces the Consolidated Net Income of the Borrower in each case in accordance with generally accepted accounting principles.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State thereof.

“Drawing” shall have the meaning provided in Section 2.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans, and any Person that would qualify as a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act), but excluding (in each case) Carlyle (other than any fund that is sponsored or managed by Carlyle and which was established to invest in (and regularly invests in) loans generally of substantially the same type as the Loans provided under this Agreement and whose investors that are not Carlyle Affiliates own at least 75% of the economic interest in such fund).

“Employee Benefit Plans” shall have the meaning provided in Section 5.05.

“Employment Agreements” shall have the meaning provided in Section 5.05.

“End Date” shall mean, for any Margin Reduction Period, the last day of such Margin Reduction Period.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b)any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C §6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with the Cumulative Retained Excess Cash Flow Amount pursuant to Section 9.07(e), equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness (other than with Revolving Loans or Swingline Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries during such period (other than (A) repayments to the extent made with Asset Sale proceeds, equity proceeds, insurance proceeds or Indebtedness and (B) repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Repayment under Section 4.02(b) or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of cash paid by the Borrower and its Subsidiaries during such period to effect Permitted Acquisitions (other than Permitted Acquisitions to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or proceeds of Indebtedness (other than with Revolving Loans or Swingline Loans)), and (v) the aggregate amount of all cash Dividends paid or made by the Borrower pursuant to Sections 9.03(vi) and (vii) during such period.

“Excess Cash Payment Date” shall mean, with respect to each fiscal year of the Borrower beginning with its fiscal year ending December 31, 2004, the date on which the delivery of the financial statements by the Borrower required pursuant to Section8.01(b) (accompanied by the officer’s certificate required to be delivered pursuant to Section8.01(e) setting forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period) is made, but in no event shall the Excess Cash Flow Payment Date in respect of any fiscal year of the Borrower occur after the last day of the Borrower’s fiscal quarter ending closest to March31 of the immediately succeeding fiscal year.

“Excess Cash Payment Period” shall mean, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” shall mean (x) Durachem Limited Partnership and (y) Analytical Resources, Inc.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of June 8, 2000 and amended and restated as of February 28, 2003, among the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto, Wachovia Bank, National Association (formerly known as First Union National Bank) as administrative agent, CLNY as documentation agent, Fleet National Bank as syndication agent and Wachovia Securities, Inc. as lead arranger and book manager.

“Existing Indebtedness” shall have the meaning provided in Section 7.21.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 5.05(viii).

“Existing Preferred Stock” shall mean the 8% Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, of the Borrower.

“Existing Preferred Stock Redemption” shall have the meaning provided in Section5.06.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Foreign Pension Plan” shall mean each employee benefit plan, employment, bonus, incentive, stock purchase and stock option plan, program, agreement or arrangement; and each severance, termination pay, salary continuation, retention, accrued leave, vacation, sick pay, sick leave, medical, life insurance, disability, accident, profit-sharing, fringe benefit, pension, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the fifty states of the United States of America, by the Borrower or any of its Subsidiaries, including, without limitation, any such plan, fund, program, agreement or arrangement sponsored by a government or governmental entity and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fronting Fee” shall have the meaning provided in Section 3.01(c).

“Government Contract” shall have the meaning provided in the Security Agreement.

“Hazardous Materials” shall mean (a)any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b)any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c)any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

“Inactive Subsidiary” shall mean, at any time, each Subsidiary of the Borrower which (i) does not own assets with an aggregate fair market value (as determined in good faith by the management of the Borrower) in excess of $100,000 and (ii) at such time is inactive (i.e., does not conduct any business).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such

Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, and (viii) all Attributable Debt of such Person.  Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Intercompany Loan” shall have the meaning provided in Section 9.05(vii).

“Intercompany Note” shall mean a promissory note, in the form of Exhibit O, evidencing Intercompany Loans.

“Intercompany Subordination Agreement” shall have the meaning provided in Section 5.13.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“Issuing Lender” shall mean each of CLNY (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender.

“L/C Supportable Obligations” shall mean (A) obligations of the Borrower or any of its Subsidiaries with respect to (i) workers compensation, surety bonds and other similar statutory obligations and (ii) performance bonds and other similar contractual requirements, and (B) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of Additional Permitted Subordinated Debt or capital stock or other Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 13.04(b).

“Lender Default” shall mean (i)the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii)a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01(a), 1.01(b), 1.01(d) or 2.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.03(a).

“LIBOR Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Rate” shall mean, with respect to any Interest Period, (i) an interest rate per annum equal to the rate per annum set forth on page 3750 of the Dow Jones Market Service (or any other page that may replace such page from time to time) as of 11:00 A.M. (London time) on the second Business Day prior to the first day of the relevant Interest Period for dollar deposits having a tenor equal to the duration of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).  In the event that two or more such rates appear on page 3750 (or any replacement page), “LIBOR Rate” shall be the arithmetic mean (rounded to the nearest whole multiple of 1/16 of 1% per annum, if such a percentage is not such a multiple) of such offered rates.  In the event that the rates indicated above are not available at the relevant date of determination for any reason, then “LIBOR Rate” shall mean, with respect to any Interest Period, (i) the arithmetic average of the offered quotation to first-class banks in the London interbank Eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the LIBOR Loans for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such LIBOR Loans, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Management Agreements” shall have the meaning provided in Section 5.05.

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(d).

“Margin Reduction Period” shall mean each period which shall commence on the date upon which the respective officer’s certificate is delivered pursuant to Section 8.01(e) (together with the related financial statements pursuant to Section 8.01(a) or (b), as the case may be) and which shall end on the date of actual delivery of the next officer’s certificate pursuant to Section 8.01(e) (and related financial statements) or the latest date on which such next officer’s certificate (and related financial statements) is required to be so delivered; it being understood that the first Margin Reduction Period shall commence with the delivery of the Borrower’s financial statements (and related officer’s certificate) in respect of the Borrower’s fiscal quarter ending closest to June 30, 2004.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, property, liabilities (fixed or contingent), condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the validity, enforceability or priority of any of the Credit Documents or the liens thereunder or on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders or Administrative Agent hereunder or under any other Credit Document.

“Material Contracts” shall have the meaning provided in Section 5.05(x).

“Maximum Permitted Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of the Borrower Common Stock (based on (x) the closing and/or trading price of the Borrower Common Stock on the date of such Permitted Acquisition on the stock exchange on which the Borrower Common Stock is listed or the automated quotation system on which the Borrower Common Stock is quoted, or (y) if the Borrower Common Stock is not listed on an exchange or quoted on a quotation system, the bid and asked prices of the Borrower Common Stock in the over-the-counter market at the close of trading or (z) if the Borrower Common Stock is not so listed, based on a good faith determination of the Board of Directors of the Borrower) issued as consideration in connection with such Permitted Acquisition, (ii) the fair market value of all Qualified Preferred Stock (based on a good faith determination of the Board of Directors of the Borrower) issued as consideration in connection with such Permitted Acquisition, (iii) the aggregate amount of all cash paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (including payments of fees, costs, expenses and taxes in connection therewith), (iv) the aggregate principal amount of, and other obligations due under, all Indebtedness assumed, incurred, repaid, refinanced and/or issued by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (v) the aggregate amount that could reasonably be expected to be paid (based on good faith projections prepared by the Chief Financial Officer or Treasurer of the Borrower) pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment) for such Permitted Acquisition and (vi) the fair market value (based on a good faith determination of the Chief Financial Officer or Treasurer of the Borrower) of all other consideration payable in connection with such Permitted Acquisition.

“Maximum Swingline Amount” shall mean $2,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $5,000,000, (ii)for Revolving Loans, $1,000,000, and (iii) for Swingline Loans, $250,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Consolidated Indebtedness” shall mean, at any time, the remainder of (i) Consolidated Indebtedness at such time minus (ii) the aggregate amount of all cash and Cash Equivalents owned by the Borrower and its Subsidiaries as would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared at such time in excess of the Barnwell Obligations at such time.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Equity Proceeds” shall mean, with respect to each issuance or sale of any equity by any Person or any capital contribution to such Person, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by such Person from the respective sale or issuance of its equity or from the respective capital contribution.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of reasonable costs and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Leverage Ratio” shall mean, at any time, the ratio of (x) Net Consolidated Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then most recently ended.

“Net Sale Proceeds” shall mean, for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of (i) the reasonable costs of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), (ii) reserves established in accordance with generally accepted accounting principles for obligations related to such Asset Sale, (iii) cash payments made to minority owners of such asset being sold, to the extent required to be paid to such minority owners in connection with such Asset Sale, and (iv) the incremental taxes paid or payable as a result of such Asset Sale.

“Non-Compete Agreements” shall have the meaning provided in Section 5.05.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Note” shall mean each Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean, the office of the Administrative Agent located at 1301 Avenue of the Americas, New York, New York 10019, Attention:  John Chianchiano, Telephone No.: (212) 261-7645, and Telecopier No.: (212) 459-3180, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall have the meaning provided in Section 2.04(a).

“Payment Office” shall mean the office of the Administrative Agent located at 1301 Avenue of the Americas, New York, New York 10019 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as the Subsidiary Guarantor is the surviving corporation)), provided that (in each case) (A) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person (including way of merger), such Person shall own no capital stock or other Equity Interests of any other Person (excluding de minimis amounts) unless either (x) such Person and/or its Wholly-Owned Subsidiaries own 100% of the capital stock or other Equity Interests of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own at least 95% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person, (B) substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.15 and (D) all applicable requirements of Sections 8.17, 9.02 and 9.16 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date (whether before or after the Initial Borrowing Date) on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 5.11.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Prime Lending Rate” shall mean the rate which the Administrative Agent quotes from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i)                                     all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii)                                  all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Calculation Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)                               in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Permitted Acquisition was consummated on the first day of the relevant Calculation Period, but without taking into account any pro forma cost savings and expenses.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated November 2003 and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.

“Qualified Preferred Stock” shall mean any preferred stock of the Borrower so long as the terms of any such preferred stock (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision (including, without limitation, upon the occurrence of any change of control event), (w) do not require the cash payment of dividends or distributions, (x) do not contain any covenants (other than periodic reporting covenants), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each June, September, December and March occurring after the Initial Borrowing Date, commencing on March 31, 2004.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries.

“Refinancing” shall mean the repayment of all outstanding loans and, except for letters of credit that are supported by Letters of Credit issued hereunder, the repayment of all other obligations (and the termination of all commitments) under the Existing Credit Agreement, as described in Section 5.07.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section1.13.

“Replacement Lender” shall have the meaning provided in Section1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans and (y)  Letter of Credit Outstandings) represent greater than 50% of the sum of (i)all outstanding Term Loans of Non-Defaulting Lenders and (ii)the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Returns” shall have the meaning provided in Section 7.09.

“Revolving Loan” shall have the meaning provided in Section 1.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean December 16, 2008.

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Scheduled Repayment” shall have the meaning provided in Section 4.02(b).

“Scheduled Repayment Date” shall have the meaning provided in Section 4.02(b).

“SEC” shall have the meaning provided in Section 8.01(g).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.05.

“Start Date” shall mean, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.10.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower (other than the Excluded Subsidiaries), and to the extent provided in Section 8.13, each Wholly-Owned Foreign Subsidiary of the Borrower, in each case whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date.

“Substantially Similar Line of Business” shall mean any business which (i) is involved in the characterization, treatment, remediation, packaging, transportation, processing, storage, disposal or burial of radioactive, hazardous, mixed and other wastes, (ii) provides management of nuclear facility operations or (iii) which provides technical support services that include, but are not limited to, site decontamination and decommissioning, radiological engineering services, staff augmentation and outage support, instrumentation services, environmental and computer consulting and environmental health and safety training.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations in respect of the Revolving Loan Commitments were repaid in full and the Total Revolving Loan Commitment was terminated and (y) the text “greater than 50%” contained therein were changed to “at least 66-2/3%.”

“Supplemental Letters of Credit” shall mean letters of credit issued by one or more Lenders for the account of the Borrower (other than Letters of Credit issued under this Agreement) pursuant to documentation, and on terms and conditions, reasonably satisfactory to the Administrative Agent.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean CLNY for so long as CLNY is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity.

“Swingline Loan” shall have the meaning provided in Section 1.01(c).

“Swingline Note” shall have the meaning provided in Section 1.05(a).

“Syndication Date” shall mean that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Tax Sharing Agreements” shall have the meaning provided in Section 5.05.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan” shall have the meaning provided in Section1.01(a).

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Sections3.03 and/or 10.

“Term Loan Maturity Date” shall mean December 16, 2009.

“Term Note” shall have the meaning provided in Section1.05(a).

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the Borrower ended immediately prior to such Start Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).  Notwithstanding anything to the contrary contained above in this definition, with respect to any portion of a Test Period occurring prior to the Initial Borrowing Date required to determine compliance with Sections 9.08 and 9.11 the parties hereto hereby agree that Consolidated Interest Expense for each of the fiscal quarters of the Borrower ended March 30, 2003, June 29, 2003, September 28, 2003 and December 31, 2003 shall be $1,366,000.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then most recently ended.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less

(y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans and Swingline Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Existing Preferred Stock Redemption, (ii) the occurrence of the Refinancing, (iii) the entering into of the Credit Documents and the incurrence of Loans on the Initial Borrowing Date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.05(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time.

SECTION 12.  The Administrative Agent.

12.01.  Appointment.  The Lenders hereby irrevocably designate and appoint CLNY as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include CLNY in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02.  Nature of Duties.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03.  Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04.  Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05.  Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06.  Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07.  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08.  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09.  Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)                                  Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10.  Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i)upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby (other than those arising from indemnities for which no claim has been made), (ii)constituting property being sold or disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale thereof in compliance with Section 9.02 or (iii)if approved, authorized or ratified in writing by the Required Lenders (unless such release is required to be approved by all of the Lenders hereunder).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)                                  Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders, or all of the Lenders, as applicable, and upon at least five (5) Business Days’ (or such shorter period as is acceptable to the Collateral Agent) prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred, provided, that (i)the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse, representation or warranty and (ii)such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any of its Subsidiaries in respect of) all interests retained by the Borrower or any of its Subsidiaries, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any foreclosure or similar enforcement action with respect to any of the Collateral, the Collateral Agent shall be authorized to deduct all of the costs and expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

(d)                                 The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or any of its Subsidiaries or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

12.11.  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from the Borrower, any Subsidiary of the Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i)as specifically provided in this Agreement or any other Credit Document, (ii) the information provided to the Administrative Agent by the Borrower under Section 8.01 and (iii)as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.  Miscellaneous.

13.01.  Payment of Expenses, etc.  The Borrower hereby agrees to:(i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding, to the extent included in this clause (iii), any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02.  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03.  Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04.  Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) (i) assign all, or if less than all, a portion equal to at least $2,000,000 in the aggregate for the assigning Lender, of Term Loan Commitments (if not theretofore terminated) and related outstanding Obligations hereunder and (ii) a portion equal to at least $5,000,000 in the aggregate for the assigning RL Lender, of Revolving Loan Commitments and related Outstandings hereunder (provided that after giving effect to such partial assignment, such assigning RL Lender shall have Revolving Loan Commitments aggregating at least $5,000,000), in each such case to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this

Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder. The transferor Lender shall use commercially reasonably efforts to notify the Administrative Agent of any transfer pursuant to this Section 13.04(c), provided that (i) the consent of neither the Administrative Agent nor the Borrower shall be required under the terms of the Credit Documents in connection with any such transfer and (ii) the failure by such transferor Lender to give any such notice shall not adversely affect such transferor Lender’s rights under this Section 13.04(c).

13.05.  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06.  Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07.  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 8.17, 9.03(iii) and 9.07 through 9.11, inclusive, shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the historical financial statements of the Borrower referred to in Section7.05(a) and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)                                 All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Lending Rate) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Fronting Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE

MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)                                 THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09.  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10.  Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11.  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12.  Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release (A) all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or (B) any Subsidiary Guarantor from the Subsidiaries Guaranty (provided that this clause (B) shall not apply to the extent that (x) such Subsidiary Guarantor is an Inactive Subsidiary or (y) such Subsidiary Guarantor is otherwise permitted to be released in accordance with the terms of the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (vi) permit the Borrower to elect an Interest Period in excess of six months in duration; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each affected Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) without the consent of the Supermajority Lenders holding Term Loans, reduce the amount of, or extend the date of, any Scheduled Repayment or amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), or (7) without the consent of the RL Lenders the sum of whose outstanding Revolving Loan Commitments represents greater than 50% of the Total Revolving Loan Commitment, amend, modify or waive any condition precedent set forth in Section 6A or 6B with respect to the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit.  In addition, in furtherance of clause (7) of the immediately preceding sentence, (i) any amendment or modification to, or waiver of, any of Sections 7.05(e), 9.07, 9.08, 9.09, 9.10 or 9.11 (or any of the financial definitions contained therein) or (ii) any amendment or modification to, or waiver of, any provision of this Agreement or any other Credit Document at a time when any Default or Event of Default has occurred and is continuing (to the extent such amendment, waiver or modification would have the effect of eliminating any such Default or Event of Default), shall not be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 6A or 6B to the making of any Revolving Loan or any Swingline Loan, or any issuance of any Letter of Credit, as the case may be, have been satisfied, unless the RL Lenders the sum of whose outstanding Revolving Loan Commitments represents greater than 50% of the Total Revolving Loan Commitment shall have consented to such amendment, modification or waiver.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement

Lender and the Administrative Agent consent to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay each Tranche of outstanding Loans of such Lender in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case, must specifically consent thereto), then, in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) and the Administrative Agent shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13.  Survival.  All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14.  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section13.14 would, at the time of such transfer, result in increased costs under Section1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15.  Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register; provided that such registration shall only be made upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16.  Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b)                                 The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

(c)                                  Notwithstanding anything contained in this Agreement or in any other Credit Document, agreement or understanding relating to the transactions contemplated by this Agreement, each party hereto (and each employee, representative, or other agent of such party) is authorized to disclose to any and all persons, beginning immediately upon commencement of discussions regarding the transactions contemplated by this Agreement, and without limitation of any kind, the U.S. federal, state or local tax treatment and tax structure of such transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party (or any employee, representative, or other agent of such party) relating to such tax treatment and tax structure.  For purposes of this authorization, the “tax treatment” of a transaction means the purported or claimed tax treatment of the transaction, and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction.  None of the parties to the transactions contemplated by this Agreement provides U.S. tax advice, and each party should consult its own advisors regarding its participation in the transactions contemplated by this Agreement.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:	DURATEK, INC.

Attention: Craig T. Bartlett	By:	/S/ Craig T. Bartlett
10100 Old Columbia Road		Name:	Craig T. Bartlett
Columbia, MD 21046		Title:	Vice President, Finance,
Tel: 410-312-5100			Treasurer & Assistant Secretary
Fax 410-290-9112

CREDIT LYONNAIS
NEW YORK BRANCH, Individually and as Administrative Agent

	By:	/s/ Mischa Zabotin
		Name:	Mischa Zabotin
		Title:	Managing Director

	By:	/s/ Gary Teaman
		Name:	Gary Teaman
		Title:	Managing Director

SCHEDULE I

COMMITMENTS

Lender	Term Loan Commitment	Revolving Loan Commitment

Credit Lyonnais New York Branch	$115,000,000	$30,000,000

TOTAL:	$115,000,000	$30,000,000

SCHEDULE II

LENDER ADDRESSES

Lender	Address

Credit Lyonnais New York Branch	1301 Avenue of the Americas New York, New York 10019 Attention: Mark Koneval Telephone: (212) 261-7867 Telecopier No.: (212) 261-3375